Exhibit (a)(1)(i)

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank, lawyer, accountant or other professional advisor. For further information, you may also telephone (toll free within Canada and the United States) Computershare Investor Services Inc., the depositary, at 1-800-564-6253 (within North America) or 1-514-982-7555 (outside North America). The Offer (as defined herein) has not been approved or disapproved by any securities regulatory authority in Canada or in the United States, including the Securities and Exchange Commission (the “SEC”) and any state securities commission, nor has any securities regulatory authority in Canada or the United States passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this document or other documents related to the Offer. Any representation to the contrary is a criminal offense.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful under applicable securities or “blue sky” or other laws. If the Company (as defined herein) becomes aware of any valid law of any jurisdiction prohibiting the making of the Offer or the acceptance of Debentures (as defined herein) (and from which it does not have an exemption), it will make a good faith effort to comply with that law or seek to have such law declared inapplicable to the Offer. If after a good faith effort, the Company cannot comply with the law of that jurisdiction, it will not make the Offer to, nor will it accept from or on behalf of, Debentureholders (as defined herein) from that jurisdiction.

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

OFFER TO PURCHASE FOR CASH

UP TO C$6,000,000 AGGREGATE PRINCIPAL AMOUNT OF THE ISSUED AND OUTSTANDING 6.00% CONVERTIBLE UNSECURED SUBORDINATED DEBENTURES DUE JANUARY 31, 2026 AT A PURCHASE PRICE OF C$720 PER C$1,000 PRINCIPAL AMOUNT OF DEBENTURES

UP TO C$9,000,000 AGGREGATE PRINCIPAL AMOUNT OF THE ISSUED AND OUTSTANDING 6.25% CONVERTIBLE UNSECURED SUBORDINATED DEBENTURES DUE DECEMBER 31, 2026 AT A PURCHASE PRICE OF C$600 PER C$1,000 PRINCIPAL AMOUNT OF DEBENTURES

DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) hereby offers (the “Offer”) to purchase from the holders (each, a “Debentureholder”) of the following debentures (collectively, the “Debentures”):

(i)

up to C$6,000,000 aggregate principal amount (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law) (the “January Debentures Maximum Purchase Amount”) of the issued and outstanding 6.00% convertible unsecured subordinated debentures due January 31, 2026 of the Company (the “January Debentures”) issued under and pursuant to the provisions of the trust indenture dated January 25, 2021 between DIRTT and Computershare Trust Company of Canada (the “Debenture Trustee”) (the “Base Indenture”), as supplemented by a first supplemental indenture dated January 25, 2021 between DIRTT and the Debenture Trustee (collectively with the Base Indenture, the “January Indenture”), at the purchase price of C$720 in cash per C$1,000 principal amount of January Debentures (the “January Debentures Purchase Price”); and

(ii)

up to C$9,000,000 aggregate principal amount (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law) (the “December Debentures Maximum Purchase Amount”) of the issued and outstanding 6.25% convertible unsecured subordinated debentures due December 31, 2026 of the Company (the “December Debentures”) issued under and pursuant to the provisions of the Base Indenture as further supplemented by a second supplemental indenture dated December 1, 2021 between DIRTT and the Debenture Trustee (collectively with the Base Indenture, the “December Indenture”), at the purchase price of C$600 in cash per C$1,000 principal amount of December Debentures (the “December Debentures Purchase Price” and, together with the January Debentures Purchase Price, the “Purchase Price”).

In addition to the applicable Purchase Price, Debentureholders of validly tendered and accepted Debentures pursuant to the Offer will receive a cash payment for all accrued and unpaid interest on such Debentures up to, but excluding, the date they are taken up by the Company pursuant to the Offer. All payments of the applicable Purchase Price and amounts for interest will be made net of any applicable withholding taxes.

The applicable Purchase Price will be denominated in Canadian dollars and payments of amounts owed to holders of deposited Debentures, including for interest, will be made in Canadian dollars.

The Offer and all deposits of Debentures are on the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”), the accompanying issuer bid circular (the “Circular” and, together with this Offer to Purchase, the “Offer and Circular”), the related letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”).

The Offer will commence on February 15, 2024 and expire at 5:00 p.m. (Toronto time) (the “Expiration Time”) on March 22, 2024, unless extended, varied or withdrawn by the Company (the “Expiration Date”).

The Offer is not conditional upon any minimum number of Debentures being deposited under the Offer. However, the Offer is subject to certain conditions, and DIRTT expressly reserves the right to withdraw the Offer and not take up and pay for any Debentures deposited under the Offer unless the conditions described in Section 5 of the Offer to Purchase, “Conditions of the Offer” are satisfied or waived. The Company also reserves the right, subject to applicable law, to increase or waive either the January Debentures Maximum Purchase Amount or the December Debentures Maximum Purchase Amount in its sole discretion.

Each Debentureholder who has validly deposited Debentures and who has not withdrawn such Debentures will receive the applicable Purchase Price, plus a cash payment for all accrued and unpaid interest up to, but excluding, the date on which they are taken up by the Company (net of applicable withholding taxes), for all Debentures purchased on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein. DIRTT will return all Debentures not purchased under the Offer, including Debentures not purchased because of pro-ration. Debentures taken up and paid for by the Company will be immediately cancelled.

The January Debentures are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “DRT.DB”. On February 12, 2024, the last full trading day the January Debentures traded prior to the announcement by DIRTT of the approval of the Offer by its board of directors (the “Board of Directors”), the closing price per January Debenture on the TSX was C$62 per C$100 principal amount of January Debentures. The January Debentures Purchase Price represents a premium of C$9.51 per C$100 principal amount of January Debentures to the volume weighted average price of the January Debentures for 2024 up to and including February 12, 2024.

The December Debentures are listed and posted for trading on the TSX under the symbol “DRT.DB.A”. On February 8, 2024, the last full trading day the December Debentures traded prior to the announcement by DIRTT of the approval of the Offer by its Board of Directors, the closing price per December Debenture on the TSX was C$55 per C$100 principal amount of December Debentures. The December Debentures Purchase Price represents a premium of C$7.70 per C$100 principal amount of December Debentures to the volume-weighted average price of the December Debentures for 2024 up to and including February 12, 2024.

KPMG LLP (“KPMG” or the “Valuator”), a professional services firm offering a broad range of services, was engaged on October 25, 2023, by a special committee of the Board of Directors (as defined herein) formed on August 1, 2022 to consider, among other things, financing alternatives (the “Special Committee”), as the independent valuator to prepare a formal valuation of the Debentures as prescribed under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions. A copy of KPMG’s valuation is attached to this Offer and Circular at Schedule “A”. The valuation contains KPMG’s opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as of February 14, 2024 (the “Valuation Date”), the fair market value of the January Debentures falls within the range of C$560 to C$660, or C$610 at the midpoint, per C$1,000 of principal amount of January Debentures (or C$56 to C$66 or C$61 at the midpoint per C$100 of principal amount of January Debentures), and the fair market value of the December Debentures falls within the range of C$500 to C$600, or C$550 at the midpoint, per C$1,000 of principal amount of December Debentures (or C$50 to C$60 or C$55 at the midpoint per C$100 of principal amount of December Debentures). This amount excludes accrued interest between the last coupon payment date and the Valuation Date.

As of February 14, 2024, there were C$40,250,000 principal amount of January Debentures issued and outstanding and C$35,000,000 principal amount of December Debentures issued and outstanding. Accordingly, the Offer is for up to approximately 21% of the total principal amount of issued and outstanding January Debentures and approximately 43% of the total principal amount of issued and outstanding December Debentures (or, in each case, such larger percentage as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law) in each case taking into account the premium to the market price of the Debentures. If the Company consummates the Offer, the trading market for the Debentures may be significantly more limited.

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The Board of Directors has authorized and approved the Offer. None of DIRTT, its directors, or Computershare Investor Services Inc. (the “Depositary”), the depositary of the Offer, or any of their respective affiliates, makes any recommendation to any Debentureholder as to whether to deposit or refrain from depositing all or any portion of their Debentures under the Offer. Debentureholders must make their own decisions as to whether to deposit or refrain from depositing their Debentures, and, if deposited, the principal amount of their Debentures to deposit. Debentureholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, and in DIRTT’s filings available on the System for Electronic Document Analysis and Retrieval+ (“SEDAR+”) and EDGAR and to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Debentures to the Offer and, if deposited, what principal amount of Debentures to deposit. Debentureholders should carefully consider the income and other tax consequences of accepting the Offer and depositing Debentures to the Offer. See Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 17 of the Circular, “United States Federal Income Tax Considerations”.

No person has been authorized to make any recommendation on behalf of DIRTT as to whether Debentureholders should deposit or refrain from depositing Debentures pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as set forth in the Offer and Circular, the Letter of Transmittal and Notice of Guaranteed Delivery. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by DIRTT or its Board of Directors.

Debentureholders must make their own decisions as to whether to deposit or refrain from depositing their Debentures, and, if deposited, the principal amount of their Debentures to deposit.

Debentureholders wishing to deposit all or any portion of their Debentures pursuant to the Offer must comply in all respects with the delivery procedures described herein. See Section 3 of the Offer to Purchase, “Procedure for Depositing Debentures” and the Letter of Transmittal and the Notice of Guaranteed Delivery for further details.

Any questions or requests for assistance may be directed to the Depositary, at the addresses and telephone and facsimile numbers set forth on the back cover page of the Offer and Circular.

THE STATEMENTS MADE IN THIS OFFER AND CIRCULAR ARE MADE AS OF THE DATE ON THE COVER PAGE. THE DELIVERY OF THIS OFFER AND CIRCULAR AND THE RELATED LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

The Offer will commence on February 15, 2024 and expire at 5:00 p.m. (Toronto time) on March 22, 2024 unless extended, varied or withdrawn by the Company.

February 15, 2024

FORWARD-LOOKING STATEMENTS

Certain statements contained herein release are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). All statements, other than statements of historical fact contained in this Offer and Circular and the information incorporated by reference herein regarding the Offer, the expiration of the Offer, the timing of the take up and payment for the Debentures deposited under the Offer and the Company’s objectives, plans, goals, strategies, future growth, results of operations, financial and operating performance and business prospects and opportunities are forward-looking statements. The words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements are based on certain estimates, beliefs, expectations and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate. These forward-looking statements include, but are not limited to, statements regarding the expiration of the Offer, the timing of the take up and payment for the Debentures deposited under the Offer, the anticipated benefits of the Offer and the Company’s objectives, plans, goals, strategies, future growth, results of operations, financial and operating performance and business prospects and opportunities. Forward-looking statements should not be read as guarantees of future events, performance or results, and will not necessarily be accurate indications of whether, or the times at which, such events, performance or results will be achieved. All of the statements and information in this Offer and Circular containing forward-looking statements are qualified by these cautionary statements.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Such risks and uncertainties include, but are not limited to, satisfaction or waiver of the conditions to the Offer and the extent to which holders of Debentures determine to tender their Debentures to the Offer. Due to the risks, uncertainties and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects can be found under the headings “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2022, and in our subsequently filed Quarterly Reports on Form 10-Q under the Company’s profile on the SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov and also in the Company’s other continuous disclosure filings available under the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

These risks are not exhaustive. Because of these risks and other risks and uncertainties, our actual results, performance or achievement, or industry results, may be materially different from the anticipated or estimated results discussed in the forward-looking statements in this Offer and Circular. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the effects of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. Our past results of operations are not necessarily indicative of our future results. You should not place undue reliance on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

For the avoidance of doubt, the above-mentioned websites are not intended to incorporate the contents of any such websites into the Offer and Circular nor should the contents of such websites be deemed to be incorporated into the Offer and Circular.

INFORMATION FOR UNITED STATES DEBENTUREHOLDERS

This Offer is made by DIRTT, a Canadian issuer, for its own securities, and the Offer and Circular has been prepared by DIRTT in accordance with the disclosure requirements of applicable Canadian law and applicable U.S. securities law. The Canadian disclosure requirements may be different from those of the United States. In addition, the format and presentation of the Offer and Circular generally follow Canadian market practice.

The Company is a corporation organized under the laws of Alberta, Canada. Some of the Company’s directors and executive officers do not reside in the United States, and all or a significant portion of those directors’ and executive officers’ assets are not located in the United States. As a result, Debentureholders may not be able to effect service of process within the United States upon these persons or enforce against them any judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Also, certain of the Company’s assets are not located in the United States. There is doubt as to the enforceability in other jurisdictions, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws.

TAXATION

Debentureholders should be aware that acceptance of the Offer and disposition of the Debentures as described herein may have tax consequences in Canada, the United States, and in other jurisdictions. Debentureholders are urged to review Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” for certain details concerning certain of the Canadian federal income tax considerations applicable to acceptance of the Offer and a disposition of the Debentures as described herein. Debentureholders that are U.S. Holders (as defined in Section 17 of the Circular, “United States Federal Income Tax Considerations”) are urged to review Section 17 of the Circular, “United States Federal Income Tax Considerations” for certain details concerning the U.S. federal income tax consequences applicable to acceptance of the Offer and a disposition of the Debentures as described herein.

CURRENCY

In the Offer and the Circular, references to “C$” and “Canadian dollars” are to the lawful currency of Canada and references to “US$” and “U.S. dollars” are to the lawful currency of the United States.

On February 14, 2024, the rate of exchange for the United States dollar, expressed in Canadian dollars, based on the Bank of Canada daily average exchange rate for United States dollars, was US$1.00 equals C$1.3550.

SUMMARY

This general summary is solely for the convenience of Debentureholders and is qualified in its entirety by reference to the full text and more specific details in this Offer and Circular.

The Offer	Subject to the terms and conditions of the Offer, DIRTT hereby offers to purchase up to:

(i)

C$6,000,000 aggregate principal amount of January Debentures at the January Debentures Purchase Price (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law); and

(ii)

C$9,000,000 aggregate principal amount of December Debentures at the December Debentures Purchase Price (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law), plus, in each case, a cash payment for all accrued and unpaid interest up to, but excluding, the date they are taken up by the Company pursuant to the Offer, pursuant to the terms and conditions herein. All amounts will be paid net of any applicable withholding taxes. Debentures taken up and paid for by the Company will be immediately cancelled.

Expiration Date	The Offer will commence on February 15, 2024 and expire at 5:00 p.m. (Toronto time) on March 22, 2024, unless extended, varied or withdrawn by the Company. See Section 6 of the Offer to Purchase, “Extension and Variation of the Offer”.

Number of Debentures to be Purchased	The Company will purchase up to:

(i)

C$6,000,000 aggregate principal amount of its issued and outstanding January Debentures (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law), or such fewer number of January Debentures as are properly tendered and not withdrawn prior to the Expiration Date; and

(ii)

C$9,000,000 aggregate principal amount of its issued and outstanding December Debentures (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law), or such fewer number of December Debentures as are properly tendered and not withdrawn prior to the Expiration Date.

Payment Date	Provided the conditions described in Section 5 of the Offer to Purchase, “Conditions of the Offer” are satisfied or waived, DIRTT will take up and pay for the Debentures promptly after the Expiration Date and in any event no later than 10 days after the Expiration Date. DIRTT will pay for the Debentures taken up under the Offer as soon as possible and in any event no later than two business days after the Debentures are taken up by the Company.

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Currency of Payment	The Purchase Price and amounts for interest will be denominated in Canadian dollars and payments of amounts owed to holders of deposited Debentures will be made in Canadian dollars.

Purchase Price	The January Debentures Purchase Price is C$720 in cash per C$1,000 principal amount of January Debentures. The December Debentures Purchase Price is C$600 in cash per C$1,000 principal amount of December Debentures. In addition to the applicable Purchase Price, Debentureholders of validly tendered and accepted Debentures pursuant to the Offer will receive a cash payment for all accrued and unpaid interest outstanding on such Debentures up to, but excluding, the date they are taken up by the Company pursuant to the Offer. All payments of the applicable Purchase Price and amounts for interest will be made net of any applicable withholding taxes.

Pro-ration	If the principal amount of January Debentures properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Purchase, “Withdrawal Rights”) exceeds in the aggregate C$6,000,000 (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take up and pay for, subject to applicable law), then the January Debentures to be purchased by DIRTT will be purchased on a pro rata basis according to the number of January Debentures deposited (or deemed to be deposited) by each holder of January Debentures (with adjustments to maintain C$1,000 minimum denominations of January Debentures).

If the principal amount of December Debentures properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Purchase, “Withdrawal Rights”) exceeds in the aggregate C$9,000,000 (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take up and pay for, subject to applicable law), then the December Debentures to be purchased by DIRTT will be purchased on a pro rata basis according to the number of December Debentures deposited (or deemed to be deposited) by each holder of December Debentures (with adjustments to maintain C$1,000 minimum denominations of December Debentures).

Accrued and Unpaid Interest	The January Debentures bear interest at an annual rate of 6.00% payable semi-annually in arrears on January 31 and July 31 of each year. Debentureholders accepting the Offer will receive a cash payment for all accrued and unpaid interest on the January Debentures accepted in the Offer up to, but excluding, the date they are taken up by the Company pursuant to the Offer.

The December Debentures bear interest at an annual rate of 6.25% payable semi-annually in arrears on June 30 and December 31 of each year. Debentureholders accepting the Offer will receive a cash payment for all accrued and unpaid interest on the December Debentures accepted in the Offer up to, but excluding, the date they are taken up by the Company pursuant to the Offer.

Conversion Terms	The January Debentures are convertible into fully paid and non-assessable freely tradeable common shares in the capital of the

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Company (“Common Shares”) at any time prior to 4:30 p.m. (Calgary time) on the earlier of (i) the last Business Day (as defined in the January Indenture) immediately preceding January 31, 2026; (ii) the last Business Day immediately preceding any date set for redemption; and (iii) in connection with a Change of Control (as defined in the January Indenture) in certain circumstances, on the last Business Day immediately preceding the payment date as set out in the January Indenture, in each case, at a conversion price of C$4.03 per Common Share, representing a conversion rate of approximately 248.1390 Common Shares per C$1,000 principal amount of January Debentures, as adjusted in accordance with the January Indenture.

The December Debentures are convertible into fully paid and non-assessable freely tradeable Common Shares at any time prior to 4:30 p.m. (Calgary time) on the earlier of (i) the last Business Day immediately preceding December 31, 2026; (ii) the last Business Day immediately preceding any date set for redemption; and (iii) in connection with a Change of Control in certain circumstances, on the last Business Day immediately preceding the payment date as set out in the December Indenture, in each case, at a conversion price of C$3.64 per Common Share, representing a conversion rate of approximately 274.7253 Common Shares per C$1,000 principal amount of December Debentures, as adjusted in accordance with the December Indenture.

Once the Debentures are deposited under the Offer, Debentureholders may convert such Debentures only if they are properly withdrawn. See Section 4 of the Offer to Purchase, “Withdrawal Rights”.

Delivery Procedures	The Debentures are currently registered and represented electronically only through the non-certificated inventory of CDS Clearing and Depository Services Inc. (“CDS”).

In order to deposit Debentures pursuant to the Offer, a Debentureholder must either:

•

in the case of a registered Debentureholder, deliver a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) with any required signatures guaranteed by an Eligible Institution (as defined herein), and any other documents required by the Letter of Transmittal, to the Depositary at its address set forth on the Letter of Transmittal, prior to 5:00 p.m. (Eastern time) on March 22, 2024 (or such later date and time if the Expiration Time is extended);

•

tender by following the procedures for book-entry transfer, provided that a Book-Entry Confirmation (as defined herein) through the CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiration Time; or

•	follow the guaranteed delivery procedures described under Section 3 of the Offer to Purchase, “Procedure for Depositing Debentures”.

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If a Debentureholder wishes to deposit Debentures under the Offer and the Debentures held are registered in the name of an investment dealer, stock broker, bank, trust company or other nominee, the Debentureholder should immediately contact its nominee in order to take the necessary steps to be able to deposit the Debentures held under the Offer. See Section 3 of the Offer to Purchase, “Procedure for Depositing Debentures”.

Brokerage Commissions	Debentureholders depositing Debentures will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Debentureholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their own brokers or other intermediaries in connection with a deposit of Debentures pursuant to the Offer.

Conditions of the Offer	The obligation of the Company to take up and pay for any Debentures deposited under the Offer is subject to the conditions described in Section 5 of the Offer to Purchase, “Conditions of the Offer”.

Withdrawal Rights	Deposited Debentures may be withdrawn at any time (i) prior to the Expiration Date, (ii) if the Debentures have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Debentures, (iii) if the Debentures have been taken up but not paid for by the Company within three business days of being taken up, (iv) before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Debentures under the Offer where the time for deposit is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) has been given in accordance with the Offer to Purchase, or (v) if not yet accepted for payment after the expiration of 40 business days from the commencement of the Offer. See Section 4 of the Offer to Purchase, “Withdrawal Rights”.

Position of the Company, its Directors and the Depositary	None of DIRTT, its directors, the Depositary, or any of their respective affiliates, makes any recommendation to any Debentureholder as to whether to deposit or refrain from depositing all or a portion of their Debentures under the Offer. Debentureholders must make their own decisions as to whether to deposit or refrain from depositing their Debentures, and, if deposited, the amount of their Debentures to deposit. Debentureholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, and in DIRTT’s filings available on SEDAR+ and EDGAR, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Debentures to the Offer and, if so, what principal amount of Debentures to deposit.

Directors, Officers and Insiders

Subject to the following disclosure in this paragraph, to the knowledge of the Company, after reasonable inquiry, no director or officer of the Company, no insider of the Company (other than a director or officer), no associate or affiliate of a director, officer or insider of the Company, and no person or company acting jointly or in concert with the Company, has indicated any present intention to deposit any of such

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person’s or company’s Debentures pursuant to the Offer. 22NW is the Company’s largest shareholder and owns C$18,915,000 principal amount of the January Debentures and C$13,638,000 principal amount of the December Debentures. Mr. Aron English, one of the Company’s directors, is the Portfolio Manager of 22NW and the Manager of 22NW Fund GP, LLC, the general partner of 22NW. 22NW has indicated that at this time it does not intend to tender any of the January Debentures or December Debentures that it owns to the Offer, but that this intention could change during the course of the Offer, depending on a number of factors. See Section 14 of the Circular, “Interest of Directors and Officers and Transactions and Arrangements Concerning Debentures”.

Tax Considerations	Debentureholders should carefully consider the income tax consequences of depositing Debentures to the Offer. See Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 17 of the Circular “United States Federal Income Tax Considerations”. Debentureholders should consult their own tax advisers.

Trading Information	On February 12, 2024, the last full trading day the January Debentures traded prior to the announcement by DIRTT of the approval of the Offer by its Board of Directors, the closing price per January Debenture on the TSX was C$62 per C$100 principal amount of January Debentures. On February 8, 2024, the last full trading day the December Debentures traded prior to the announcement by DIRTT of the approval of the Offer by its Board of Directors, the closing price per December Debenture on the TSX was C$55 per C$100 principal amount of December Debentures.

Valuation	During the past six months, the closing prices of the January Debentures on the TSX have ranged from a low of C$40 to a high of C$61 for the January Debentures (per C$100 principal amount of January Debentures) and the closing prices of the December Debentures on the TSX have ranged from a low of C$43 to a high of C$56 for the December Debentures (per C$100 principal amount of December Debentures). See Section 10 of the Circular, “Price Range of Debentures”.

KPMG was engaged by the Special Committee as the independent valuator to prepare a formal valuation of the Debentures as prescribed under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions. A copy of KPMG’s valuation is attached to this Offer and Circular at Schedule “A”. The valuation contains KPMG’s opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as of February 14, 2024, the fair market value of the January Debentures falls within the range of C$560 to C$660 or C$610 at the midpoint per C$1,000 of principal amount of January Debentures and the fair market value of the December Debentures falls within the range of C$500 to C$600 or C$550 at the midpoint per C$1,000 of principal amount of December Debentures.

See also Section 5 of the Circular, “Valuation of the Debentures” for further details.

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Further Information	For further information regarding the Offer, Debentureholders may contact the Depositary, or consult their own brokers. The contact information for the Depositary is set forth on the back cover of this Offer and Circular.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF DIRTT AS TO WHETHER DEBENTUREHOLDERS SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING DEBENTURES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THE OFFER TO PURCHASE, THE ACCOMPANYING CIRCULAR AND THE RELATED LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DIRTT OR ITS BOARD OF DIRECTORS.

NONE OF DIRTT, ITS DIRECTORS, THE DEPOSITARY, OR ANY OF THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO ANY DEBENTUREHOLDER AS TO WHETHER TO DEPOSIT OR REFRAIN FROM DEPOSITING ALL OR ANY PORTION OF THEIR DEBENTURES UNDER THE OFFER. DEBENTUREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO DEPOSIT OR REFRAIN FROM DEPOSITING THEIR DEBENTURES, AND, IF DEPOSITED, THE AMOUNT OF THEIR DEBENTURES TO DEPOSIT. DEBENTUREHOLDERS ARE STRONGLY URGED TO REVIEW AND EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER AND CIRCULAR AND IN DIRTT’S FILINGS AVAILABLE ON SEDAR+ AND EDGAR, TO CONSULT THEIR OWN FINANCIAL, TAX AND LEGAL ADVISORS, AND TO MAKE THEIR OWN DECISIONS AS TO WHETHER TO DEPOSIT DEBENTURES TO THE OFFER AND, IF SO, WHAT PRINCIPAL AMOUNT OF DEBENTURES TO DEPOSIT.

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OFFER TO PURCHASE

To the Debentureholders of DIRTT Environmental Solutions Ltd.:

1.	The Offer

DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) hereby offers (the “Offer”) to purchase from the holders (each, a “Debentureholder”) of the following debentures (collectively, the “Debentures”):

(a)

up to C$6,000,000 aggregate principal amount (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law) (the “January Debentures Maximum Purchase Amount”) of the issued and outstanding 6.00% convertible unsecured subordinated debentures due January 31, 2026 of the Company (the “January Debentures”) issued under and pursuant to the provisions of the trust indenture dated January 25, 2021 between DIRTT and Computershare Trust Company of Canada (the “Debenture Trustee”) (the “Base Indenture”), as supplemented by a first supplemental indenture dated January 25, 2021 between DIRTT and the Debenture Trustee (collectively with the Base Indenture, the “January Indenture”), at the purchase price of C$720 in cash per C$1,000 principal amount of January Debentures (the “January Debentures Purchase Price”); and

(b)

up to C$9,000,000 aggregate principal amount (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law) (the “December Debentures Maximum Purchase Amount”) of the issued and outstanding 6.25% convertible unsecured subordinated debentures due December 31, 2026 of the Company (the “December Debentures”) issued under and pursuant to the provisions of the Base Indenture, as further supplemented by a second supplemental indenture dated December 1, 2021 between DIRTT and the Debenture Trustee (collectively with the Base Indenture, the “December Indenture”), at the purchase price of C$600 in cash per C$1,000 principal amount of December Debentures (the “December Debentures Purchase Price” and, together with the January Debentures Purchase Price, the “Purchase Price”).

In addition, Debentureholders of validly tendered and accepted Debentures pursuant to the Offer will receive a cash payment for all accrued and unpaid interest outstanding on such Debentures up to, but excluding, the date they are taken up by the Company pursuant to the Offer.

The Purchase Price will be denominated in Canadian dollars and payments of amounts owed to holders of deposited Debentures will be made in Canadian. dollars. All payments of Purchase Price and amounts for interest will be made net of any applicable withholding taxes.

The Offer will commence on February 15, 2024 and expire at 5:00 p.m. (Toronto time) on March 22, 2024, unless extended, varied or withdrawn by the Company (the “Expiration Date”).

THE OFFER IS NOT CONDITIONAL UPON ANY MINIMUM NUMBER OF DEBENTURES BEING DEPOSITED UNDER THE OFFER. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN CONDITIONS AND DIRTT EXPRESSLY RESERVES THE RIGHT TO WITHDRAW THE OFFER AND NOT TAKE UP AND PAY FOR ANY DEBENTURES DEPOSITED UNDER THE OFFER UNLESS THE CONDITIONS DESCRIBED IN SECTION 5 OF THIS OFFER TO PURCHASE, “CONDITIONS OF THE OFFER” ARE SATISFIED OR WAIVED. SEE SECTION 5 OF THIS OFFER TO PURCHASE.

2.	Manner and Time of Acceptance

Each Debentureholder who has properly deposited Debentures and who has not withdrawn such Debentures will receive the applicable Purchase Price plus a cash payment for all accrued and unpaid interest up to, but

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excluding, the date on which they are taken up by the Company, for all Debentures purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

The board of directors of DIRTT (the “Board of Directors”), has authorized and approved the Offer. None of DIRTT, its directors, or Computershare Investor Services Inc. (the “Depositary”), the depositary of the Offer, or any of their respective affiliates, makes any recommendation to any Debentureholder as to whether to deposit or refrain from depositing all or any portion of their Debentures under the Offer. Debentureholders must make their own decisions as to whether to deposit or refrain from depositing their Debentures, and, if deposited, the amount of their Debentures to deposit. Debentureholders are strongly urged to review and evaluate carefully all information in the Offer and the accompanying issuer bid circular (the “Circular” and, together with the Offer, the “Offer and Circular”), and in DIRTT’s filings available on SEDAR+ and EDGAR, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Debentures to the Offer and, if deposited, what principal amount of Debentures to deposit. Debentureholders should carefully consider the income tax consequences of accepting the Offer and depositing Debentures to the Offer. See Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 17 of the Circular, “United States Federal Income Tax Considerations”.

The accompanying Circular and related Letter of Transmittal and Notice of Guaranteed Delivery contain important information and should be read carefully before making a decision with respect to the Offer.

If the principal amount of all January Debentures properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of this Offer to Purchase, “Withdrawal Rights”) exceeds the January Debentures Maximum Purchase Amount, then the January Debentures to be purchased by DIRTT will be purchased on a pro rata basis according to the number of January Debentures deposited (or deemed to be deposited) by each Debentureholder (with adjustments to maintain C$1,000 minimum denominations of the January Debentures).

If the principal amount of all December Debentures properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of this Offer to Purchase, “Withdrawal Rights”) exceeds the December Debentures Maximum Purchase Amount, then the December Debentures to be purchased by DIRTT will be purchased on a pro rata basis according to the number of December Debentures deposited (or deemed to be deposited) by each Debentureholder (with adjustments to maintain C$1,000 minimum denominations of the December Debentures).

Promptly after the Expiration Date or termination of the Offer, DIRTT will return all Debentures not purchased under the Offer, including Debentures not purchased because of pro-ration.

3.	Procedure for Depositing Debentures

A Debentureholder who wishes to deposit Debentures under the Offer and who holds Debentures through an investment dealer, broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Debentures under the Offer. If an investment dealer, broker, bank, trust company or other nominee holds Debenture for a Debentureholder, it is likely that the nominee has established an earlier deadline for that Debentureholder to instruct the nominee to accept the Offer on its behalf. Participants of CDS Clearing and Depository Services Inc. (“CDS”) should contact CDS with respect to the deposit of Debentures under the terms of the Offer. CDS will be issuing instructions to their participants as to the method of depositing Debentures under the terms of the Offer.

To deposit Debentures pursuant to the Offer, (a) in the case of a registered Debentureholder, a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Debentures with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of the

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addresses listed in the Letter of Transmittal prior to the Expiration Date, (b) the guaranteed delivery procedure described below must be followed, or (c) such Debentures must be transferred pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation through the CDSX system must be received by the Depositary in lieu of a Letter of Transmittal).

Signature Guarantees

No signature guarantee by a Canadian Schedule I chartered bank, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Exchange Inc. Medallion Signature Program (MSP) (each such entity, an “Eligible Institution”) is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder of the Debentures exactly as the name of the registered holder appears on the Debenture certificate or Direct Registration System (“DRS”) position deposited therewith, and payment and delivery is to be made directly to such registered holder, or (b) Debentures are deposited for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

If a certificate or DRS position representing Debentures is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates or DRS positions representing Debentures not purchased or deposited are to be issued, to a person other than the registered holder, the certificate or DRS position must be endorsed or accompanied by an appropriate share transfer power of attorney, in either case, signed exactly as the name of the registered holder appears on the certificate or DRS position with the signature on the certificate or share transfer power of attorney signature guaranteed by an Eligible Institution.

Book-Entry Transfer Procedures

Any financial institution that is a CDS Participant may make book-entry delivery of the Debentures through CDSX, CDS’s on-line tendering system pursuant to which book-entry transfers may be effected by causing CDS to transfer such Debentures into the Depositary’s account in accordance with CDS’s procedures for such transfer. Delivery of Debentures to the Depositary by means of a book-entry transfer through CDSX will constitute a valid tender under the Offer.

Debentureholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its Toronto, Ontario office address set forth on the back cover page of this Offer to Purchase and Circular prior to the Expiration Date. The term “Book-Entry Confirmation” means a confirmation of a book-entry transfer of a Debentureholder’s Debentures into the Depositary’s account at CDS. Debentureholders, through their respective CDS Participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and, therefore, such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS in accordance with its procedures does not constitute delivery to the Depositary.

Procedure for Guaranteed Delivery

If a Debentureholder wishes to deposit Debentures pursuant to the Offer and the book-entry transfer procedures described above cannot be completed, prior to the Expiration Time or time will not permit all required documents to reach the Depositary prior to the Expiration Time, such Debentures may nevertheless be deposited if all of the following conditions are met:

(a)	such deposit is made by or through an Eligible Institution;

(b)	a properly completed and duly executed Notice of Guaranteed Delivery, or a manually executed photocopy thereof, substantially in the form provided by DIRTT is received by the Depositary at its

9

mailing address in Toronto, Ontario as set out in the Notice of Guaranteed Delivery prior to the Expiration Time on the Expiration Date; and

(c)

all deposited Debentures, together with a properly completed and duly executed Letter of Transmittal or a manually executed photocopy thereof or, in the case of a book-entry transfer, a Book-Entry Confirmation through the CDSX system (in the case of Common Shares held in CDS), and any other documents required by the Letter of Transmittal, are received by the Toronto, Ontario office of the Depositary, before 5:00 p.m. (Eastern time) on or before the second trading day on the TSX after the Expiration Date.

The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by e-mail to the Toronto office of the Depositary listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Debentures deposited and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Debentures with signatures that are guaranteed if so required or, in the case of a book-entry transfer, a Book-Entry Confirmation through the CDSX system and any other documents required by the Letter of Transmittal.

The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently deposited.

The Company reserves the right to permit the Offer to be accepted in a manner other than that set forth above.

Determination of Validity, Rejection and Notice of Defect

All questions as to the number of Debentures to be taken up, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Debentures will be determined by the Company, in its reasonable discretion, which determination shall be final and binding on all parties. DIRTT reserves the absolute right to reject any deposits of Debentures determined by it in its reasonable discretion not to be in proper form nor completed in accordance with the instructions herein and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Company’s counsel, be unlawful. DIRTT also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any deposit of Debentures and DIRTT’s interpretation of the terms of the Offer (including these instructions and the related Letter of Transmittal) will be final and binding on all parties. No individual deposit of Debentures will be deemed to be properly made until all defects and irregularities have been cured or waived.

Unless waived, any defects or irregularities in connection with deposits must be cured within such time as DIRTT shall determine. None of DIRTT, the Depositary or any other person is or will be obligated to give notice of defects or irregularities in deposits, nor shall any of them incur any liability for failure to give any such notice. The Company’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 under the United States Securities Exchange Act of 1934 (the “Exchange Act”) for a person, directly or indirectly, to deposit securities in a partial tender offer for his, her or its own account unless the person so depositing such securities (i) has a net long position equal to or greater than the aggregate principal amount of the securities being deposited and (ii) will cause such securities to be delivered in accordance

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with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Debentures to the Offer under any of the procedures described above will constitute a binding agreement between the depositing Debentureholder and the Company with respect to the Offer upon the terms and subject to the conditions of the Offer, including the depositing Debentureholder’s acceptance of the terms and conditions of the Offer, as well as the depositing Debentureholder’s representation and warranty that (i) such Debentureholder has a net long position in the Debentures being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (ii) the deposit of such Debentures complies with Rule 14e-4.

Formation of Agreement

The proper deposit of Debentures pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Debentureholder and the Company, effective as of the Expiration Date, upon the terms and subject to the conditions of the Offer.

Further Assurances

Each Debentureholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of DIRTT, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Debentures to the Company. Each authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such Debentureholder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the Debentureholder and all obligations of the Debentureholder therein shall be binding upon the heirs, personal representatives, successors and assigns of such Debentureholder.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4 or otherwise required or permitted by applicable laws, all deposits of Debentures pursuant to the Offer will be irrevocable. Debentures deposited pursuant to the Offer may be withdrawn by or on behalf of the depositing Debentureholder at any time (i) prior to the Expiration Date, (ii) if the Debentures have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Debentures, (iii) if the Debentures have been taken up but not paid for by the Company within three business days of being taken up, (iv) before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Debentures under the Offer where the time for deposit is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) has been given in accordance with the Offer to Purchase, or (v) if not yet accepted for payment after the expiration of 40 business days from the commencement of the Offer. Withdrawal rights with respect to the Debentures will terminate on the Expiration Date.

A Debentureholder who wishes to withdraw Debentures under the Offer and who holds Debentures through an investment dealer, broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to withdraw such Debentures under the Offer. Participants of CDS should contact CDS with respect to the withdrawal of Debentures under the Offer. A Debentureholder’s investment dealer, broker, bank, trust company or other nominee may set deadlines for the withdrawal of Debentures deposited under the Offer that are earlier than those specified herein.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its reasonable discretion, which determination shall be final and binding. None of the Company, the Depositary or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

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Any Debentures properly withdrawn will thereafter be deemed not deposited for purposes of the Offer. However, withdrawn Debentures may be redeposited prior to the Expiration Date by again following the procedures described in Section 3 of this Offer to Purchase, “Procedure for Depositing Debentures”.

If the Company extends the period of time during which the Offer is open, is delayed in its purchase of Debentures or is unable to purchase Debentures pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all deposited Debentures, and such Debentures may not be withdrawn except to the extent that depositing Debentureholders are entitled to withdrawal rights as described in this Section 4.

5.	Conditions of the Offer

Notwithstanding any other provision of the Offer, the Company shall not be required to accept for purchase, to purchase or to pay for any Debentures deposited, and may withdraw, terminate, cancel or amend the Offer, or may postpone the take up and payment for Debentures deposited, if, at any time before the payment for any such Debentures, any of the following events shall have occurred (or shall have been determined by the Company, in its judgement, to have occurred) which, in the Company’s reasonable judgment, in any such case and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

(a)

there shall have been threatened, taken or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction:

(i)

challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Debentures by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer; or

(ii)

that otherwise, in the reasonable judgment of the Company, has or may have a material adverse effect on the Debentures or the business, income, condition (financial or otherwise), properties, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Company;

(b)

there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by any court, government or governmental authority or regulatory or administrative agency or any statute, rule or regulation shall become operative or applicable in any jurisdiction that might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of the Offer or would or might materially impair the contemplated benefits of the Offer to the Company or otherwise make it inadvisable to proceed with the Offer;

(c)	there shall have occurred:

(i)	any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States,

(ii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory);

(iii)

a natural disaster or the commencement or material worsening of a war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving Canada, the United States or any other country or region in which the Company or its subsidiaries maintain significant business activities;

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(iv)

any limitation by any government or governmental authority or regulatory or administrative authority or agency or any other event that, in the reasonable judgment of the Company, might affect the extension of credit by banks or other lending institutions;

(v)

any change in the general political, market, economic or financial conditions that in the Company’s reasonable judgment has or may have a material adverse effect on the Company’s business, operations or prospects or the trading in, or value of, any or all of the Debentures;

(vi)

any material decline in any of the S&P/TSX Composite Index, the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies (including, without limitation, an amount greater than 10%) since the close of business on February 14, 2024;

(vii)

any increase or decrease in the market price of any or all of the Debentures by a significant amount (including, without limitation, an amount greater than 10%) since the close of business on February 14, 2024; or

(viii)	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d)

there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Company or its subsidiaries that, individually or in the aggregate, has, have or may have material adverse significance with respect to the Company and its subsidiaries taken as a whole;

(e)

any take-over bid or tender or exchange offer with respect to some or all of the securities of DIRTT, or any amalgamation, arrangement, merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving DIRTT or any of its affiliates, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

(f)	KPMG shall have withdrawn or amended its Valuation (as defined herein);

(g)

the Company shall have concluded, in its reasonable judgment, that the Offer or the take-up and payment for any or all of the Debentures by the Company is illegal or not in compliance with applicable law, or that necessary exemptions or approvals under applicable securities legislation are not available or not available on acceptable terms to the Company in respect of the Offer and, if required under any such legislation, the Company shall not have received the necessary exemptions from, or waivers, of the appropriate courts or securities regulatory authorities in respect of the Offer; or

(h)

any change shall have occurred or been proposed to the Income Tax Act (Canada) (including the regulations thereto) or related legislation, the application thereof pursuant to any judicial decision or to the publicly available administrative policies or assessing practices of the Canada Revenue Agency that, in the reasonable judgment of the Company, is detrimental to DIRTT, its subsidiaries or affiliates, or to a Debentureholder, or with respect to making the Offer or taking up and paying for the Debentures pursuant to the Offer.

Any waiver of a condition, or the withdrawal of the Offer by the Company, shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Company is delivered or otherwise communicated to the Depositary. DIRTT, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall forthwith thereafter make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the TSX and the applicable Canadian securities regulatory authorities and will also file such notice as an amendment to its Tender Offer Statement on Schedule TO (as defined herein) filed with the Securities and Exchange Commission (“SEC”) with respect to the Offer. If the Offer is withdrawn, the Company shall not be obligated to take up, accept for purchase or pay for any Debentures deposited under the Offer and the Depositary will, promptly, return all certificates for deposited Debentures and any related documents to the parties by whom they were deposited.

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The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its reasonable discretion regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company, in its reasonable discretion, in whole or in part at any time, without prejudice to any other rights which the Company may have. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right, and the waiver of any such right with respect to particular facts and other circumstances shall not constitute a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section 5 shall be final and binding on all parties.

6.	Extension and Variation of the Offer

Subject to applicable law, the Company expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified in Section 5 of this Offer to Purchase shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Debentureholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth in Section 9 of this Offer to Purchase, “Notice”. After giving notice of an extension or variation to the Depositary, the Company will, by no later than 9:00 a.m. (Toronto time) on the first business day after the previously scheduled Expiration Time, make a public announcement of the extension or variation and provide or cause to be provided notice of such extension or variation to the TSX and the applicable Canadian securities regulatory authorities and will also file such notice as an amendment to its Tender Offer Statement on Schedule TO with the SEC. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a condition of the Offer that results in a material change to the circumstances of the Offer, the Company will disseminate additional offer materials (including tender offer materials) and extend the Offer (including the time within which to withdraw deposits) to the extent required by applicable law.

In circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by the Company, the Company will not be permitted, to extend the Offer in the event the Offer is undersubscribed on the original Expiration Date unless the Company first takes up all securities deposited under the bid and not withdrawn.

Where the terms of the Offer are varied (other than a variation consisting solely of the waiver of a condition of the Offer), the period during which Debentures may be deposited pursuant to the Offer shall not expire before 10 days after the notice of variation has been given to Debentureholders unless otherwise permitted by applicable law and subject to abridgment or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities. If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will disseminate additional materials and extend the Offer to the extent required by law. Notwithstanding the foregoing, in the event that the Company either (a) reduces or increases the principal amount of Debentures subject to the Offer or (b) reduces or increases the applicable Purchase Price, the Company will extend the Offer as required by Rule 14e-1 under the Exchange Act. During any such extension or in the event of any variation, all Debentures previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Company in accordance with the terms of the Offer, subject to Section 4 of this Offer to Purchase, “Withdrawal Rights”. An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Company of its rights in Section 5 of this Offer to Purchase, “Conditions of the Offer”.

There can be no assurance that the Company will exercise its right to extend the Expiration Date for the Offer. Any such extension, delay, termination or amendment will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m. (Toronto time) on

14

the first business day after the previously scheduled Expiration Time. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service, or as otherwise required by law.

The Company also expressly reserves the right, in its reasonable discretion (i) to terminate the Offer and not take up and pay for any Debentures not theretofore taken up and paid for upon the occurrence of any of the conditions specified in Section 5 of this Offer to Purchase, “Conditions of the Offer”, and/or (ii) at any time or from time to time to amend the Offer in any respect, including, subject to applicable law, increasing or waiving either the January Debentures Maximum Purchase Amount or the December Debentures Maximum Purchase Amount.

If the Company terminates the Offer without purchasing any Debenture deposited pursuant to the Offer, it will promptly return the Debentures deposited pursuant to the Offer to the depositing Debentureholders or the designees they properly specify in their Letters of Transmittal.

7.	Taking Up and Payment for Deposited Debentures

Upon the terms and provisions of the Offer (including pro-ration and the ability of the Company to take-up such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for) and subject to and in accordance with applicable securities laws, the Company will take up and pay for Debentures properly deposited under the Offer in accordance with the terms thereof as soon as practicable after the Expiration Date and in any event no later than 10 days after the Expiration Date, and the Company will pay for the Debentures taken up under the Offer as soon as possible and in any event no later than two business days after the Debentures are taken up by the Company, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived.

The Company reserves the right, in its reasonable discretion and subject to Rule 14e-l(c) and Rule 13e-4(f) under the Exchange Act (which requires that an offeror pay the consideration offered or return securities deposited by or on behalf of Debentureholders thereof promptly after the termination or withdrawal of a tender offer), to delay taking up or paying for any Debentures or to terminate the Offer and not take up or pay for any Debentures if any condition specified in Section 5 of this Offer to Purchase is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary. The Company also reserves the right, in its reasonable discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Debentures in order to comply, in whole or in part, with any applicable law. The Company also expressly reserves the right, subject to applicable law, to terminate the Offer at any time.

In the event of pro-ration of Debentures deposited pursuant to the Offer, the Company will determine the pro-ration factor and pay for those deposited Debentures accepted for payment as soon as practicable after the Expiration Date and will announce the final results of any such pro-ration.

The Purchase Price will be denominated in Canadian dollars and payments of amounts owed to holders of deposited Debentures will be made in Canadian dollars. All payments of the applicable Purchase Price and amounts for interest will be made net of any applicable withholding taxes.

Payment for Debentures accepted for purchase pursuant to the Offer will be made by depositing in cash the aggregate applicable Purchase Price and the amount of all accrued and unpaid interest on such Debentures up to, but excluding, the date the Debentures are taken up by the Company (net of any applicable withholding taxes), with the Depositary (by bank transfer or other means satisfactory to the Depositary), which will act as agent for the depositing Debentureholders for the purpose of receiving payment from the Company, and transmitting such payment to CDS on behalf of the depositing Debentureholders. Under no circumstances will interest accrue or be paid by the Company or the Depositary to persons depositing Debentures by reason of any delay in paying for any Debentures or otherwise.

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Depositing Debentureholders will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Debentureholders are cautioned to consult with their own investment dealers, brokers, bank, trust companies or other intermediaries to determine whether any fees or commissions are payable to such persons in connection with a deposit of Debentures pursuant to the Offer. DIRTT will pay all fees and expenses of the Depositary in connection with the Offer.

The Depositary will act as agent of persons who have properly deposited Debentures in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Company and transmitting payment to such persons. Receipt by the Depositary from DIRTT of payment for such Debentures will be deemed to constitute receipt of payment by persons depositing Debentures.

8.	Liens and Distributions

Debentures acquired pursuant to the Offer shall be acquired by the Company free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom.

The January Debentures bear interest at an annual rate of 6.00% payable semi-annually in arrears on January 31 and July 31 of each year. The December Debentures bear interest at an annual rate of 6.25% payable semi-annually in arrears on June 30 and December 31 of each year. Debentureholders accepting the Offer will receive a cash payment for all accrued and unpaid interest on the Debentures accepted in the Offer up to, but excluding, the date they are taken up by the Company pursuant to the Offer, net of any applicable withholding taxes.

9.	Notice

Without limiting any other lawful means of giving notice, any notice to be given by the Company or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of Debentures at their respective addresses as shown on the subject Debenture registers maintained in respect of the Debentures and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Debentureholders, or (ii) an interruption of mail service following mailing. In the event of an interruption of mail service following mailing, the Company will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Company or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Debentureholders if it is issued by way of a news release and if it is published in the National Post or The Globe and Mail and in a French language daily newspaper of general circulation in Québec.

10.	Treatment of Debentures Not Deposited Under the Offer

Debentures not deposited and purchased pursuant to the Offer will remain outstanding. The terms and conditions governing the Debentures, including the covenants and other protective provisions contained in either the December Indenture or the January Indenture governing the Debentures, will remain unchanged. No amendments to the December Indenture or the January Indenture are being sought.

From time to time following the Expiration Date or other date of termination of the Offer, subject to applicable law and the rules of the TSX, including the limitation described below, the Company or its affiliates may acquire any Debentures that are not deposited pursuant to the Offer through open market purchases, privately negotiated transactions, issuer bids, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or its affiliates will choose to pursue in the future.

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Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Debentures other than pursuant to the Offer until the expiration of 10 business days after the applicable Expiration Date or other date of termination of the Offer. Subject to certain exceptions, Canadian provincial securities legislation prohibits the Company and its affiliates from acquiring any Debentures, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or date of termination of the Offer.

11.	Other Terms and Considerations

None of DIRTT, its directors, the Depositary, or any of their respective affiliates, makes any recommendation to any Debentureholder as to whether to deposit or refrain from depositing all or any portion of their Debentures under the Offer. Debentureholders must make their own decisions as to whether to deposit or refrain from depositing their Debentures, and, if deposited, the amount of their Debentures to deposit. Debentureholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, and in DIRTT’s filings available on SEDAR+ and EDGAR, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Debentures to the Offer and, if so, what principal amount of Debentures to deposit. Debentureholders should carefully consider the income tax consequences of accepting the Offer and depositing Debentures to the Offer. See Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 17 of the Circular, “United States Federal Income Tax Considerations”.

No person has been authorized to make any recommendation on behalf of DIRTT as to whether Debentureholders should deposit or refrain from depositing Debentures pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as set forth in the Offer to Purchase, the Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by DIRTT or its Board of Directors.

All Debentures validly tendered and accepted for purchase in the Offer will be cancelled. Debentureholders of Debentures that are validly tendered and accepted by the Company in the Offer will lose their rights as a holder of the Debenture with respect to those Debenture.

The January Debentures are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “DRT.DB” and the December Debentures are listed and posted for trading on the TSX under the symbol “DRT.DB.A”. To the extent that Debentures are purchased pursuant to the Offer, the trading market for the Debentures that remain outstanding will likely become further limited or cease altogether. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for and liquidity of Debentures not tendered or tendered but not purchased may be affected adversely to the extent that the principal amount of Debentures purchased pursuant to the Offer reduces the float. The reduced float may also tend to make the trading price more volatile.

The provisions of the accompanying Circular and related Letter of Transmittal to this Offer to Purchase, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Alberta and all courts competent to hear appeals therefrom.

DIRTT, in its reasonable discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer, the pro rata entitlement of each depositing Debentureholder, if applicable, and the validity of any withdrawals of Debentures. The Offer is

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not being made to, and deposits of Debentures will not be accepted from or on behalf of, Debentureholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. DIRTT may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Debentureholders in any such jurisdiction.

The Company reserves the right to transfer to one or more persons affiliated or associated with it the right to purchase all or any portion of the Debentures deposited pursuant to the Offer but any such transfer will not relieve the Company of its obligations under the Offer and in no way will prejudice the rights of CDS or the depositing Debentureholders to receive payment for Debentures validly deposited and accepted for payment pursuant to the Offer.

The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian provincial securities legislation applicable to DIRTT with respect to the Offer.

The accompanying Circular contains additional information relating to the Offer.

DATED this 15th day of February, 2024.

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

By:	(signed) “Benjamin Urban”
Benjamin Urban
Chief Executive Officer

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ISSUER BID CIRCULAR

This Circular is being furnished in connection with the offer by DIRTT to purchase for cash up to:

(a)

C$6,000,000 aggregate principal amount of the issued and outstanding January Debentures (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law) at a purchase price of C$720 in cash per C$1,000 principal amount of January Debentures; and

(b)

C$9,000,000 aggregate principal amount of the issued and outstanding December Debentures (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law) at a purchase price of C$600 in cash per C$1,000 principal amount of December Debentures, plus, in each case, a cash payment for all accrued and unpaid interest up to, but excluding, the date they are taken up by the Company pursuant to the Offer. All payments of the applicable Purchase Price and amounts for interest will be made net of any applicable withholding taxes.

Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the accompanying Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of its terms and conditions.

1.	DIRTT Environmental Solutions Ltd.

DIRTT was incorporated in Alberta, Canada, under the Business Corporations Act (Alberta) (“ABCA”) on March 4, 2003. Our headquarters are located at 7303 30 Street SE, Calgary, Alberta, T2C 1N6, Canada. DIRTT’s telephone number is (403) 723-5000. DIRTT is an interior construction company whose system of physical products and digital tools empowers design freedom, drives efficiency, supports sustainability goals, and readily adapts to change. Since 2004, DIRTT has grown to become a leader in industrialized construction for dynamic interior spaces, translating unique visions into compelling spaces where people work, learn, and heal.

DIRTT’s construction system offers unrivaled design freedom, accuracy, and quality assurance together with greater certainty in cost, schedule, and outcomes. By empowering faster decision making, rapid manufacturing, and efficient installation, DIRTT can reduce construction timelines by as much as 30% compared to conventional construction methods.

DIRTT spaces are built for change and ready to adapt as organizational needs evolve. Design for disassembly ensures components are interchangeable and can be repurposed for small updates or full reconfigurations without major renovation, cost, or waste.

DIRTT’s approach to industrialized construction combines a sophisticated product infrastructure with a dedicated team of construction experts and advanced digital tools. DIRTT’s first-of-its-kind software called ICE® (“ICE” or “ICE Software”) serves as the engine for our industrialized construction system, enabling solutions to be designed, visualized, organized, configured, priced, and manufactured off-site, with final assembly and installation completed at the job site. DIRTT’s clients’ design visions are translated into the intelligent software platform, empowering faster decision making during design with real-time changes, visualization, and pricing information. ICE connects directly to DIRTT manufacturing facilities for end-to-end integration, precise manufacturing, production management, and coordination of the DIRTT scope. In addition to the core ICE platform, DIRTT’s cloud-based virtual reality tool and app, called ICEreality, connects teams from anywhere in the world to walk through their virtual space together, while design changes can be made with real-time feedback on pricing.

DIRTT works with some of the most innovative clients, design teams, and construction professionals and reaches its clients through an internal sales team and international network of independent DIRTT construction partners. Their DIRTT expertise makes them trusted professionals in their regions for pre-construction, order, installation, and adaptation of interior spaces. DIRTT construction partners work with clients and construction teams, ensuring effective management and execution of the DIRTT scope on every project. Long term, they support reconfigurations, adaptations, and adjustments, continuously protecting our clients’ investments in DIRTT while ensuring their spaces stay relevant.

2.	Authorized Capital

Under DIRTT’s amended and restated articles of incorporation, DIRTT has the authority to issue: (i) an unlimited number of Common Shares, and (ii) an unlimited number of preferred shares issuable in one or more series having the designation, rights, privileges and conditions attaching to each series of such shares as the Board of Directors may fix by resolutions from time to time before the issuance thereof, and each series to consist of such number of shares as may, before the issuance thereof, be determined by resolution of the Board of Directors, except that the Board of Directors may not issue any preferred shares if by doing so the aggregate number of preferred shares that would then be issued and outstanding would exceed 20% of the aggregate number of Common Shares then issued and outstanding. Under the ABCA, there is no franchise tax on our authorized share capital.

As of February 14, 2024, the Company had 191,110,384 Common Shares outstanding and no preferred shares outstanding.

The Common Shares trade on the TSX under the ticker symbol “DRT” and on the OTC under the ticker symbol “DRTTF”. The January Debentures and the December Debentures are traded on the TSX under the trading symbols “DRT.DB” and “DRT.DB.A”, respectively.

Common Shares

The holders of Common Shares are entitled to notice of and to attend all meetings of shareholders (except meetings at which only holders of a specified class of shares are entitled to vote) and are entitled to one vote per Common Share. Holders of Common Shares are not entitled to cumulative voting rights in respect of the election of directors or otherwise. There are no restrictions on foreign holders voting our Common Shares. Holders of Common Shares are entitled to receive, if, as and when declared by the Board of Directors, such dividends as may be declared thereon by the Board of Directors from time to time; provided that the Company may declare dividends on any class of shares to the exclusion of any other class without being obliged to declare any dividends on the Common Shares. In the event of dissolution, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, our holders of Common Shares are entitled to share equally on a pro rata basis in the remaining property of the Company.

Preferred Shares

DIRTT does not have any preferred shares currently outstanding. Pursuant to DIRTT’s amended and restated articles of amalgamation, the Board of Directors has the authority, without further action by our shareholders, to issue from time to time preferred shares in one or more series. The Board of Directors may by resolution fix from time to time before the issue thereof the designation, rights, privileges, restrictions and conditions attaching to each series of the preferred shares, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series. The issuance of preferred shares could have the effect of restricting dividends on Common Shares, diluting the voting power of Common Shares, impairing the liquidation rights of Common Shares, or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the Common Shares. Any preferred shares so issued may rank senior to Common Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. Pursuant to our articles of amalgamation, the Board of Directors may not issue any preferred shares if by doing so the aggregate number of preferred shares that would then be issued and outstanding would exceed by 20% of the aggregate number of Common Shares then issued and outstanding. We currently have no plans to issue any preferred shares.

Debentures

The January Debentures will mature and be repayable on January 31, 2026 and accrue interest at an annual rate of 6.00% per annum payable semi-annually in arrears on January 31 and July 31 of each year. Interest and principal are payable in cash or shares at the option of the Company. The January Debentures are convertible into fully paid and non-assessable freely tradeable Common Shares at any time prior to 4:30 p.m. (Calgary time) on the earlier of (i) the last Business Day immediately preceding January 31, 2026; (ii) the last Business Day immediately preceding any date set for redemption; and (iii) in connection with a Change of Control in certain circumstances, on the last Business Day immediately preceding the payment date as set out in the January Indenture, in each case, at an initial conversion price $4.03 representing a conversion rate of approximately 215.0538 Common Shares per C$1,000 principal amount of January Debentures, subject to adjustment in accordance with the January Indenture. As a result of the Rights Offering (as defined herein), the conversion price for the January Debentures was adjusted to $4.03, or approximately 248.1390 Common Shares per C$1,000 principal amount of January Debentures. The principal amount of January Debentures outstanding as at February 14, 2024, was C$40,250,000.

The December Debentures will mature and be repayable on December 31, 2026 and accrue interest at the rate of 6.25% per annum payable semi-annually in arrears on June 30 and December 31 of each year. Interest and principal are payable in cash or shares at the option of the Company. The December Debentures are convertible into freely tradeable Common Shares at any time prior to 4:30 p.m. (Calgary time) on the earlier of (i) the last Business Day immediately preceding December 31, 2026; (ii) the last Business Day immediately preceding any date set for redemption; and (iii) in connection with a Change of Control in certain circumstances, on the last Business Day immediately preceding the payment date as set out in the December Indenture, in each case, at an initial conversion price of $3.64 representing a conversion rate of approximately 238.0952 Common Shares per C$1,000 principal amount of Debentures, subject to adjustment in accordance with the December Indenture. As a result of the Rights Offering, the conversion price for the December Debentures was adjusted to $3.64, or approximately 274.7253 Common Shares per C$1,000 principal amount of December Debentures. The principal amount of December Debentures outstanding as at February 14, 2024, was C$35,000,000.

The Debentures are our direct, unsecured obligations and are fully subordinated to all existing and future senior indebtedness (including the Company’s C$25.0 million senior secured revolving credit facility provided by the Royal Bank of Canada (the “Credit Facility”) and the Company’s C$0.6 million equipment leasing facility in Canada (collectively, the “Equipment Leasing Facilities”). The Debentures rank pari passu with one another and all of our other existing and future unsecured subordinated indebtedness to the extent subordinated on the same terms. On February 9, 2024 the Company extended the Credit Facility maturity for one year. The maximum availability under the Credit Facility is subject to the borrowing base calculation to a maximum of C$15.0 million.

3.	Background to the Offer

On April 26, 2022, the Board of Directors was entirely reconstituted. The reconstituted Board of Directors took actions to address DIRTT’s negative operating cashflows through a series of initiatives. On August 1, 2022, the Board of Directors constituted a special committee of the Board of Directors (the “Special Committee”) comprising Scott Robinson, as Chair, Douglas Edwards and Scott Ryan, each of whom is an independent director within the meaning of applicable securities laws in Canada and the U.S., to consider, among other things, financing choices for DIRTT to strengthen and stabilize DIRTT’s balance sheet.

From its formation on August 1, 2022, the Special Committee held several meetings to monitor DIRTT’s cash initiatives and understand how to grow DIRTT’s business. Initial actions included reducing DIRTT costs, a private placement of US$2.8 million gross proceeds in November 2022 and an agreement with Armstrong World Industries Inc. with gross proceeds of US$12.8 million. As the Company’s results and cashflow improved, the Special Committee advised the Board of Directors that re-investment was required to support the management team in continuing revenue growth and to stabilize the balance sheet, which included significant debt. During 2023, the Special Committee and DIRTT management met with the Company’s bankers and other external bankers to understand DIRTT’s ideal debt leverage ratio and strategize various refinancing alternatives for DIRTT’s outstanding debt, including the Debentures.

On September 20, 2023, 22NW privately purchased C$18,915,000 principal amount of the January Debentures and C$13,638,000 principal amount of the December Debentures.

On September 27, 2023, DIRTT announced the permanent closure of its Rock Hill facility which resulted in the early settlement of US$7.8 million of equipment leases.

To provide flexibility for the Company to raise capital, the Special Committee decided to assess the feasibility of a rights offering. During the period from September 28, 2023 and November 20, 2023, the Special Committee and DIRTT’s management met with Canadian and U.S. legal counsel in preparation for a rights offering. On October 26, 2023, the Company filed a Registration Statement on Form S-1 (File No. 333-275172) related to the Rights Offering (as defined below), which was declared effective by the SEC on November 24, 2023.

As part of the evaluation of a rights offering and use of potential proceeds, given the market conditions and ongoing economic uncertainty, the Special Committee identified a substantial issuer bid as one of several potential prudent courses of action to reduce DIRTT’s outstanding indebtedness. Completion of a substantial issuer bid would potentially significantly improve the Company’s debt leverage ratio and facilitate future discussions for credit facilities. On October 25, 2023, the Special Committee engaged KPMG to prepare a formal valuation report in respect of the January Debentures in accordance with the requirements of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Special Committee as well as DIRTT’s Chief Financial Officer met with KPMG and corresponded with KPMG throughout the formal valuation process, providing information as necessary. On November 10, 2023, the Special Committee decided to defer discussion of a possible substantial issuer bid until after a rights offering had commenced. Notwithstanding such decision, KPMG continued its work related to the valuation of the January Debentures in the event the Special Committee determined to resume discussions and considerations of a substantial issuer bid.

In November 2023, the Special Committee proposed that the Company raise funds through a C$30,000,000 rights offering to DIRTT’s existing shareholders. This proposal was approved by the Board of Directors on November 20, 2023 and on November 21, 2023, the Company announced a C$30,000,000 rights offering (the “Rights Offering”). Pursuant to the Rights Offering, the Company distributed at no charge to holders of the Company’s common shares (“Common Shares”) of record as of the close of business on December 12, 2023, transferable subscription rights (“Rights”) to purchase up to an aggregate of up to approximately 85,714,285 Common Shares. In connection with the Rights Offering, the Company entered into a standby purchase agreement with 22NW Fund, LP (“22NW”) and 726 BC LLC and 726 BF LLC (collectively “726 Group”) dated November 20, 2023 (the “Standby Purchase Agreement”), pursuant to which each of 22NW and 726 Group, or their permitted assigns (collectively and including WWT Opportunity #1 LLC, to which 726 Group transferred their entire holdings on December 1, 2023, the “Standby Purchasers”) agreed to exercise their basic subscription privilege under the Rights Offering in full and, in addition thereto, to collectively purchase all Common Shares not subscribed for by holders under the basic subscription privilege or additional subscription privilege (the “Standby Shares”), so that at least 85,714,285 Common Shares would be sold and the Company would realize gross proceeds of C$30,000,000 under the Rights Offering (subject to adjustments for rounding and inclusive of the obligations under the Standby Purchase Agreement). At such time, the Company intended to use proceeds from the Rights Offering to reduce its outstanding indebtedness by any one or more of several means, including tender offers, open market or privately negotiated repurchases, or redemptions of its Debentures, or through repayments or repayment of necessary operating lease facilities and amounts outstanding under the Equipment Leasing Facilities. The Company also expected to use the proceeds of the Rights Offering for general corporate purposes, which may include investments in its business, funding potential future cash needs or operating losses, or funding working capital and capital expenditure needs. There can be no assurance that the Company will be able to successfully reduce its outstanding indebtedness on favorable terms or at all.

During the Rights Offering period, the Chair of the Special Committee and the Chief Financial Officer of the Company continued to meet with KPMG and requested KPMG to resume work on the valuation of the January Debentures and to also consider the impacts of the Rights Offering on such valuation.

On December 14, 2023, KPMG provided the Special Committee with a draft valuation report of the January Debentures. On December 16, 2023, the Special Committee corresponded and concluded that from a cost and success perspective, the December Debentures should also be valued and included in the substantial issuer bid. An addendum to the original KPMG engagement letter was signed on January 2, 2024 to include the December Debentures in the valuation report.

On January 9, 2024, the Company completed the Rights Offering and issued 85,714,285 Common Shares for aggregate gross proceeds of C$30,000,000.

On January 15, 2024, KPMG provided the Special Committee a draft report of the valuation relating to the January Debentures and the December Debentures (the “Valuation”).

On February 8, 2024, the Special Committee met and reviewed the preliminary Valuation. Based on the preliminary Valuation, the aggregate net proceeds of the Rights Offering and certain of the matters set forth under the heading “Purpose and Effect of the Offer”, the Special Committee recommended that the Company conduct a substantial issuer bid to purchase up to C$6,000,000 principal amount of the January Debentures at a purchase price of C$720 per C$1,000 principal amount of the January Debentures and up to C$9,000,000 principal amount of the December Debentures at a purchase price of C$600 per C$1,000 principal amount of the December Debentures in each case, representing approximately a 15% premium to the volume weighted average price of each series of Debentures for 2024 up to and including February 12, 2024. Unaudited financial information for the fourth quarter and year end 2023 was announced on February 12, 2024 and the Special Committee requested KPMG to review market activity and update the Valuation as of February 14, 2024. KPMG provided an updated Valuation on February 14, 2024. Following delivery of a management representation letter to KPMG, the Valuation was finalized and delivered to the Special Committee on February 14, 2024. The Special Committee confirmed their initial recommendations and provided their recommendations to the Board of Directors.

On February 14, 2024, the Board of Directors met to receive the recommendation of the Special Committee with respect to the potential substantial issuer bid. Aron English declared his interest in the potential substantial issuer bid (given his direct and indirect ownership or control of C$18,915,000 principal amount of the January Debentures and C$13,638,000 principal amount of the December Debentures) and abstained from voting to approve the potential substantial issuer bid. The Board of Directors discussed the potential substantial issuer bid and the proposed terms and concluded, based in part on the recommendation of the Special Committee and the Valuation, that the Offer was in the best interest of DIRTT and voted to authorize and approve (with Aron English abstaining due to his interest in the Offer) the Offer, including the January Debentures Purchase Price, the December Debentures Purchase Price, the January Debentures Maximum Purchase Amount and the December Debentures Maximum Purchase Amount.

On February 15, 2024, DIRTT announced the Offer.

The Board of Directors has reviewed the Offer and Circular and, based on that review, approved the contents and mailing of the Offer to Purchase, Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery.

4.	Purpose and Effect of the Offer

DIRTT is making the Offer because the Board of Directors believes that the purchase of Debentures represents an efficient use of DIRTT’s financial resources and is in the best interests of the Company. Debentures taken up and paid for by the Company will be immediately cancelled.

In considering whether the Offer would be in the best interests of the Company, the Board of Directors gave careful consideration to a number of factors, including the following:

(a)	the recommendations of the Special Committee;

(b)	that the purchase of Debentures is an attractive investment and an appropriate and desirable use of a portion of the Company’s proceeds from the Rights Offering;

(c)

after giving effect to the Offer, the Company will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and for other general corporate purposes of the Company;

(d)	the Company’s interest expense associated with purchased Debentures will be eliminated for the period following purchase;

(e)	the purchase of Debentures de-levers the Company’s balance sheet;

(f)	the purchase of Debentures improves the Company’s debt maturity profile;

(g)

the deposit of Debentures under the Offer is optional, the option is available to all Debentureholders and all Debentureholders are free to accept or reject the Offer, and, if accepted, to determine what principal amount of Debentures to deposit under the Offer, subject to applicable legal constraints;

(h)

the Offer provides Debentureholders with an opportunity to realize on all or a portion of their investment in the Debentures, should they desire liquidity in the short term, in quantities which might not otherwise be available in the market and without incurring brokerage commissions or other transactions costs which might otherwise be payable on a sale of their Debentures; and

(i)	the Offer is not conditional on any minimum number of Debentures being deposited.

The foregoing summary of information and factors is not intended to be exhaustive of the information and factors considered by the Board of Directors in determining to authorize and approve the Offer but includes the material factors considered by the Board of Directors in reaching its decision. The members of the Board of Directors evaluated various factors, including those summarized above, in light of their own knowledge of the business, assets, financial condition, operations and prospects of DIRTT and based upon the advice of the Company’s advisors. In view of the numerous factors considered, the Board of Directors did not find it practicable to and did not quantify or otherwise attempt to assign relative weight to specific factors in reaching its decision. In addition, individual directors may have given different weight to different factors. The determination of the Board of Directors to make the Offer was made after careful consideration, evaluation and deliberation of all of the factors involved and various other information.

Subject to certain exceptions, Canadian provincial securities legislation prohibits the Company and its affiliates from acquiring or offering to acquire beneficial ownership of any Debentures, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or date of termination of the Offer. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Debentures other than pursuant to the Offer until the expiration of 10 business days after the applicable Expiration Date or other date of termination of the Offer. The Company and its affiliates may also be restricted from purchasing Common Shares during the Offer. Subject to applicable law, DIRTT may in the future purchase additional Debentures on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms that are more or less favourable to Debentureholders than the terms of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Debentures, the Company’s business and financial position, the results of the Offer and general economic and market conditions.

None of DIRTT, its directors, the Depositary, or any of their respective affiliates, makes any recommendation to any Debentureholder as to whether to deposit or refrain from depositing all or any portion of their Debentures under the Offer. Debentureholders must make their own decisions as to whether to deposit or refrain from depositing their Debentures, and, if deposited, the amount of their Debentures to deposit. Debentureholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, and in DIRTT’s filings on SEDAR+ and EDGAR, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Debentures to the Offer and, if so, what principal amount of Debentures to deposit. Debentureholders should carefully consider the income tax consequences of accepting the Offer and depositing Debentures to the Offer. See Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 17 of the Circular, “United States Federal Income Tax Considerations”.

No person has been authorized to make any recommendation on behalf of DIRTT as to whether Debentureholders should deposit or refrain from depositing Debentures pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as set forth in the Offer to Purchase, the Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by DIRTT or its Board of Directors.

The Company does not currently have any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of an amount of the Company’s subsidiaries’ assets or its assets which is material to the Company and its subsidiaries, taken as a whole;

•	any material change in the Company’s present dividend rate or policy, its capitalization or its indebtedness;

•

plans for any change in the Company’s present Board of Directors or management or any plans or proposals to change the number or term of the Board of Directors (although we may fill vacancies arising on the board of directors) or to change any material term of the employment contract of any executive officer;

•	any other change in the structure or business of the Company;

•	the Company’s equity securities ceasing to be listed on the TSX;

•	the Company’s equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of the Company’s securities other than acquisitions or dispositions made in the ordinary course of business; or

•	any change in the organizational documents of the Company, or other actions that could impede the acquisition of control of the Company.

5.	Valuation of the Debentures

Engagement of Valuator

On October 25, 2023, KPMG was engaged by the Special Committee to prepare the valuation with respect to the January Debentures, a formal valuation report with respect to the Debentures pursuant to a letter dated and executed October 25, 2023, as amended on December 21, 2023, and in accordance with MI 61-101. On December 21, 2023, the letter was amended to include the December Debentures in the Valuation. On February 14, 2024 (the “Valuation Date”), the Valuator delivered the Valuation to the Special Committee. The

Valuation has been prepared in compliance with the provisions of MI 61-101. A copy of the Valuation is attached to this Circular as Schedule “A”, and this summary of the Valuation is qualified in its entirety by reference thereto. In addition, a copy of the Valuation is available for inspection at DIRTT’s principal executive offices at 7303 30th Street S.E. Calgary, Alberta, Canada T2C 1N6. A copy of the Valuation report may also be obtained by any security holder upon request to the Company.

The Valuation was prepared for the use of the Special Committee and is not intended to be, and does not constitute, a recommendation to the Debentureholders with respect to the Offer. The Valuation does not address the relative merits of the Offer as compared to other transactions or business strategies that might be available to the Company. The Valuator expresses no opinion with respect to the future trading prices of the units of the Debentures.

Debentureholders are advised to carefully review and consider the Valuation in its entirety. Selecting portions of the Valuation’s analysis could create a misleading view of the methodologies and approaches underlying the Valuation’s conclusions. The preparation of a valuation is a complex process and not necessarily susceptible to a partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

It is important to note that the Valuation’s conclusions are contingent upon specific assumptions, limitations and qualifications as detailed within. Furthermore, it should be recognized that changes in these underlying assumptions could affect the Valuation’s conclusion. Accordingly, Debentureholders are encouraged to consider these factors in their assessment of the Valuation’s conclusions.

Credentials of Valuator

The Valuator has been determined by the Board of Directors to be qualified to produce the Valuation. The Board of Directors selected the Valuator based on its qualifications, expertise and reputation. The Valuator is one of the world’s largest professional services firms, offering a broad range of services. The Valuator has significant experience in valuing a broad range of companies and securities for various purposes, including securities law compliance, fairness opinions, solvency opinions, mergers and acquisitions, corporate income tax purposes, and litigation matters, amongst other things.

Independence of Valuator

The Special Committee has determined that the Valuator is independent of the Company and 22NW for the purposes of MI 61-101. In reaching such determination, the Special Committee considered, among other things, that:

•	the Valuator is not an insider, associate, or affiliate of the Company or 22NW;

•	the Valuator does not hold any securities of the Company or 22NW;

•	the Valuator has not acted as an advisor to the Company in connection with the Offer;

•

the Valuator will be paid a fee for the Valuation, based on hourly rates for professional time, plus administrative charges, disbursements and applicable taxes, and such fee is not contingent in any way on the conclusions in the Valuation or the outcome of the Offer;

•	the Valuator has no financial interest in the outcome of the Offer;

•	the Valuator is not a manager, co-manager, or member of a soliciting dealer group for the Offer;

•	the Valuator is not the external auditor of the Company or 22NW;

•

the Valuator has provided and currently provides professional services to the Company and/or its affiliates in the ordinary course of its business, and the fees paid to the Valuator and its affiliates are not material to the Valuator and its affiliates;

•	the Valuator may, in the future, provide professional services to the Company and/or its affiliates in the ordinary course of its business;

•	in the ordinary course of business, employees or partners of the Valuator could, at any time, hold securities of DIRTT; and

•

the Valuator did not, during the 24 months before it was first contacted for the purpose of the Valuation (i) have a material involvement in an evaluation, appraisal or review of the financial condition of DIRTT, or an associated or affiliated entity of DIRTT, (ii) act as a lead or co-lead underwriter of a distribution of securities by DIRTT, (iii) have material financial interest in a transaction involving DIRTT other than by virtue of performing the services referred to in subparagraph (i) or (ii).

Conclusions of Valuation

The Valuation contains the Valuator’s opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as at the Valuation Date, the fair market value of the January Debentures falls within the range of C$560 to C$660 or C$610 at the midpoint per C$1,000 of principal amount of January Debentures and the fair market value of the December Debentures falls within the range of C$500 to C$600 or C$550 at the midpoint per C$1,000 of principal amount of December Debentures. The Valuation was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the Valuation Date, and the condition and prospects, financial and otherwise of the Company as they were reflected in the information reviewed by the Valuator and as they were represented to the Valuator in its discussions with the Company’s management.

Definitions and Approach to Fair Market Value

For the purpose of the Valuation, fair market value is defined in accordance with MI 61-101 as “the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act”.

In accordance with MI 61-101, KPMG’s determination of the fair market value of the Debentures did not include a downward adjustment to reflect the Debentures’ lack of liquidity, the effect of the Offer on the Debentures, or the fact that the Debentures do not, at the date of the Valuation, form part of a controlling interest.

Scope of Review

In connection with the Valuation, KPMG reviewed and relied on, among other things, the following information in respect of the Debentures:

1.	a draft of this Circular;

2.	the December Indenture;

3.	the January Indenture;

4.	historical audited financial statements of DIRTT up to December 31, 2022;

5.	interim financial statements for 2023;

6.

for the nine months ended September 30, 2023 and draft unaudited information for the quarter ended December 31, 2023 (including the Company’s press release on preliminary 2023 fourth quarter information dated February 12, 2024);

7.	2024 to 2026 financial statements forecast prepared by DIRTT’s management team (“Management”), including the 2024 budget plan approved by the Board of Directors;

8.	variance analysis prepared by Management on the historical financial statement forecasts;

9.	review of comparable debt yield data in the process of developing factors relevant to establishing the fair market value of the Debentures;

10.	historical market trading prices in respect of DIRTT’s shares and the Debentures;

11.	public information relating to the business, operations, financial performance and security trading history of DIRTT;

12.	various research publications and analyst reports relating to DIRTT;

13.	such other corporate, legal, industry, economic and financial market information, investigations, and analyses as we considered necessary or appropriate in the circumstances; and,

14.	discussions with Management with respect to the information referred to above and other issues and matters considered relevant.

Valuation Approach and Methodologies

The value of the Debentures in the Valuation is captured by the following two components: (i) a conventional bond, which pays a coupon of 6.00% per annum for the January Debentures or 6.25% per annum for the December Debentures; and (ii) a call on the equity of DIRTT through conversion at the conversion rate of 248.1390 Common Shares per C$1,000 principal amount of the January Debentures and 274.7253 Common Shares per C$1,000 principal amount of the December Debentures.

The upside of the latter component of value is currently limited by the fact that after January 1, 2024, DIRTT can redeem the Debentures for their principal amount plus accrued interest and it would be reasonable to assume that DIRTT would look to redeem the Debentures before the applicable maturity date if the price of an underlying Common Share would exceed its conversion price.

When the price of a common share underlying a convertible debt security is below the conversion price, the embedded call option is said to be “out-of-the-money”. When the common share price is significantly below the conversion price, the convertible debt security prices very much like a conventional debt. As at the close of market on February 9, 2024, the closing price of the Common Shares was C$0.53, which is significantly below the January Debentures’ and December Debentures’ conversion prices of $4.03 and $3.64 per Common Share, respectively. As such, both the holder’s conversion option and the Company’s option to redeem after January 1, 2024, are deeply out-of-the-money and would be expected to contribute little to the overall value of the instrument. In this case, the key driver of value for the Debentures will be the value of the conventional debt portion.

In determining the fair market value of the Debentures, the Valuator considered three different valuation approaches: the “Income Approach”, the “Market Approach”, and the “Cost Approach”. While each of these approaches were considered, the nature and characteristics of the Debentures generally dictated which approach or combination of approaches was most appropriate. See the Valuation attached as Schedule “A” to this Circular.

In performing the valuation of the Debentures, the Valuator ultimately relied on both an Income Approach and a Market Approach. An Income Approach was used given that the future cash flows for the Debentures can be reasonably projected, and the risk associated with those expected cash flows can be reasonably captured in a discount rate. A Market Approach was also used given that comparable instruments were both available and observable as at the Valuation Date.

The Cost Approach was not utilized as part of the Valuation of the Debentures. The Cost Approach was deemed to be inappropriate as the credit risk associated with the Debentures was observed to have significantly deteriorated since its original issuance.

1.	Income Approach

The Valuator applied the probability-weighted expected return method, which considers future cash flows projected for the Debentures under various scenarios. Each scenario is then weighted by its probability, the weighted amounts are summed to determine the expected cash flow, and the expected cash flow is then adjusted to reflect risk.

In applying the probability-weighted expected return method, KPMG assessed the future cash flows projected for the Debentures under a hypothetical default scenario and a non-default scenario. The projected cash flows under a default scenario are based on Management projections that anticipate a failure by DIRTT to repay either the interest or principal portions of the Debentures. The projected cash flows under the non-default scenario are based on Management projections that assume DIRTT will be able to repay all obligations associated with the Debentures. Further, under the default scenario, the recovery value of the Debentures was calculated by estimating the expected enterprise value of the company and, accordingly, the realizable value of the Debentures at the time of default.

The realizable cash flows for the Debentures under both the default and non-default scenarios were then present valued using a discount rate reflecting the risk associated with any residual uncertainty around the projections after consideration of the probability under each scenario.

Based on the Income Approach, KPMG determined the fair market value of the January Debentures to be in the range of C$672 to C$690 per C$1,000 of face value as at the Valuation Date and the fair market value of the December Debentures to be in the range of C$616 to C$631 per C$1,000 of face value as at the Valuation Date.

2.	Market Approach

The Valuator also determined the fair market value of the Debentures using a Market Approach based on the trading price of comparable securities observed in the open market. The comparable securities we identified were based on similar debentures issued by public companies with a current trading price that was observed to be significantly below its stated face value as at the Valuation Date.

For debentures trading well below its stated face value, there is a strong negative correlation between the trading price of a security and its inherent probability of default. In general, we would expect the greater the discount a debenture trades below its face value, the higher its associated probability of default. As part of our Market Approach, we assessed the market cost of risk for debentures trading at a deep discount as at the Valuation Date by comparing the observed trading prices for each of the comparable securities with its corresponding probability of default.

Based on the market cost of risk calculated from our comparable securities, we determined the fair market value of the Debentures assuming a probability of default in the range of 25% to 30% (consistent with the assumptions used in our Income Approach).

Based on the Market Approach, KPMG determined the fair market value of the January Debentures to be in the range of C$523 to C$543 per C$1,000 of face value as at the Valuation Date and the fair market value of the December Debentures to be in the range of C$466 to C$485 per C$1,000 of face value as at the Valuation Date.

6.	Prior Valuations

Pursuant to the provisions of MI 61-101, an issuer making an offer for its securities must, with certain limited exceptions, disclose every prior valuation or appraisal of its securities or any material asset made in the 24 months before the date of such offer whether or not prepared by an independent valuator, which would reasonably be expected to affect the decision of a securityholder to retain or dispose of the securities affected by the offer. To the knowledge of the directors and officers of DIRTT, after reasonable inquiry, other than the Valuation of KPMG prepared in connection with the Offer, a copy of which is attached hereto as Schedule “A”, no “prior valuations” (as such term is defined in MI 61- 101) regarding the Company or the Debentures have been prepared within the 24 months preceding the date hereof.

7.	Debentureholder Withdrawal Rights

The withdrawal rights of Debentureholders are described in Section 4 of the Offer to Purchase, “Withdrawal Rights”, and are incorporated into and form part of this Circular.

8.	Acceptance for Payment and Payment for the Debentures

Upon the terms and subject to the conditions of the Offer, the Company will take up and pay for such Debentures promptly after the Expiration Date, as described in Section 7 of the Offer to Purchase, “Taking Up and Payment for Deposited Debentures”.

Number of Debentures

For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to pro-ration, Debentures deposited and not withdrawn, if, as and when the Company gives oral (to be confirmed in writing) or written notice to the Depositary of its acceptance of such Debentures for payment pursuant to the Offer.

Payment

The applicable Purchase Price will be denominated in Canadian dollars and payments of amounts owed to holders of deposited Debentures, including for interest, will be made in Canadian dollars.

Payment for Debentures accepted for purchase pursuant to the Offer will be made by depositing in cash the aggregate applicable Purchase Price and the amount of all accrued and unpaid interest on such Debentures up to, but excluding, the date the Debentures are taken up by the Company (net of any applicable withholding taxes) with the Depositary (by bank transfer or other means satisfactory to the Depositary), which will act as agent for the depositing Debentureholders for the purpose of receiving payment from the Company, and transmitting such payment to CDS on behalf of the depositing Debentureholders. Under no circumstances will interest accrue or be paid by the Company or the Depositary to persons depositing Debentures by reason of any delay in paying for any Debentures or otherwise.

In the event of pro-ration of Debentures deposited pursuant to the Offer, the Company will determine the pro-ration factor and pay for those deposited Debentures accepted for payment as soon as practicable after the Expiration Date and will announce the final results of any such pro-ration.

Depositing Debentureholders will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Debentureholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a deposit of Debentures pursuant to the Offer. DIRTT will pay all fees and expenses of the Depositary in connection with the Offer.

Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase up to the January Debentures Maximum Purchase Amount of the January Debentures and the December Debentures Maximum Purchase Amount of the December Debentures that are properly deposited at or prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, “The Offer” (and not withdrawn in accordance with Section 4 of the Offer to Purchase, “Withdrawal Rights”).

For a description of the Company’s right to extend the period of time during which the Offer is open, and to delay, terminate or amend the Offer, see Section 6 of the Offer to Purchase, “Extension and Variation of the Offer”.

If the principal amount of all January Debentures and December Debentures properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Purchase, “Withdrawal Rights”) is in the aggregate less than or equal to the January Debentures Maximum Purchase Amount or the December Debentures Maximum Purchase Amount, respectively, the Company will purchase all Debentures deposited upon the terms and subject to the conditions of the Offer.

If the principal amount of all January Debentures and December Debentures properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Purchase, “Withdrawal Rights”) exceeds in the aggregate the January Debentures Maximum Purchase Amount and the December Debentures Maximum Purchase Amount, respectively, then the Company will take-up and pay for the applicable deposited Debentures at the applicable Purchase Price on a pro rata basis according to the number of applicable Debentures deposited in this Offer (with adjustments to maintain C$1,000 minimum denominations of Debentures).

DIRTT’s determination as to pro-ration shall be final and binding on all parties.

All payments of Purchase Price and amounts for interest will be made net of any applicable withholding taxes.

9.	Financial Statements

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as well as the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2023, are available on the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. On February 12, 2024, the Company announced certain unaudited preliminary results for the fiscal year ended December 31, 2023 and expects to file the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov on or around February 21, 2024. Such preliminary results are subject to the completion of the Company’s audit process and is subject to change. Such estimated preliminary unaudited results should not be viewed as a substitute for the Company’s annual financial statements prepared in accordance with U.S. generally accepted accounting principles. There can be no assurance that the estimated preliminary results will be realized, and you are cautioned not to place undue reliance on the preliminary financial information. Debentureholders may obtain copies of the Company’s most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K, without charge, upon request to the Company at 7303 30 Street SE, Calgary, Alberta, T2C 1N6, Canada. For the avoidance of doubt, the above-mentioned websites are not intended to incorporate the contents of any such web sites into the Circular nor should the contents of such websites be deemed to be incorporated into the Circular.

10.	Price Range of Debentures

Trading of Debentures on Principal Markets

The January Debentures are listed on the TSX under the symbol “DRT.DB” and the December Debentures are listed on the TSX under the symbol “DRT.DB.A”.

The following table sets forth the high and low closing prices and the volumes of January Debentures traded on the TSX (per C$100 principal amount of January Debentures), as compiled by the TSX, for the periods indicated:

Month	High (C$)	Low (C$)	Volume
June 2023	45.00	45.00	11,000
July 2023	40.00	40.00	7,000
August 2023	45.00	45.00	8,000
September 2023	54.00	40.25	9,000
October 2023	42.00	41.00	16,000
November 2023	55.00	55.00	994,000
December 2023	60.00	55.00	82,000
January 2024	61.00	61.00	35,000
February 1 – 14, 2024	68.00	62.00	63,000

The following table sets forth the high and low closing prices and the volumes of December Debentures traded on the TSX (per C$100 principal amount of December Debentures), as compiled by the TSX, for the periods indicated:

Month	High (C$)	Low (C$)	Volume
June 2023	40.00	40.00	35,000
July 2023	35.00	35.00	68,000
August 2023	45.12	40.00	781,000
September 2023	43.00	40.00	46,000
October 2023	50.00	50.00	376,000
November 2023	50.00	50.00	1,904,000
December 2023	50.00	47.00	1,015,000
January 2024	56.00	50.00	803,000
February 1 – 14, 2024	55.00	54.00	478,000

The following table sets forth, for the quarterly periods indicated, the high and low sales prices for the Company’s January Debentures (per C$100 principal amount of January Debentures) as reported on the TSX.

Fiscal Year and Quarter	High (C$)	Low (C$)
Fiscal Year 2021
First Quarter	102.00	98.10
Second Quarter	125.00	103.00
Third Quarter	130.03	111.00
Fourth Quarter	106.10	91.00
Fiscal Year 2022
First Quarter	94.00	85.00
Second Quarter	87.75	68.00
Third Quarter	73.00	60.00
Fourth Quarter	59.00	40.00
Fiscal Year 2023
First Quarter	45.00	40.00
Second Quarter	50.00	43.00
Third Quarter	54.00	40.00
Fourth Quarter	60.00	41.00

The following table sets forth, for the quarterly periods indicated, the high and low sales prices for the Company’s December Debentures (per C$100 principal amount of December Debentures) as reported on the TSX.

Fiscal Year and Quarter	High (C$)	Low (C$)
Fiscal Year 2021
Fourth Quarter	100.00	92.52
Fiscal Year 2022
First Quarter	95.00	84.00
Second Quarter	85.00	68.00
Third Quarter	67.01	55.00
Fourth Quarter	55.00	36.00
Fiscal Year 2023
First Quarter	45.00	40.00
Second Quarter	45.05	40.00
Third Quarter	45.12	35.00
Fourth Quarter	50.00	47.00

On February 12, 2024, the last full trading day the January Debentures traded prior to the announcement by DIRTT of the approval of its Board of Directors of the Offer, the closing price of the January Debentures on the TSX was C$62 per C$100 principal amount of January Debentures.

On February 8, 2024, the last full trading day the December Debentures traded prior to the announcement by DIRTT of the approval of its directors of the Offer, the closing price of the December Debentures on the TSX was C$55 per C$100 principal amount of December Debentures.

On February 14, 2024, the rate of exchange for the United States dollar, expressed in Canadian dollars, based on the Bank of Canada daily average exchange rate for United States dollars, was US$1.00 equals C$1.3550.

Debentureholders are urged to obtain current market quotations for the Debentures.

11.	Previous Purchases and Sales of Securities

Except as described below, and excluding Common Shares issued pursuant to the exercise of employee stock options and long term incentive awards, no securities of the Company have been purchased or sold by the Company during the twelve months preceding the date of the Offer.

Date of Transaction	Purpose of Transaction	Securities Sold	Number of Securities Sold	Sale Price		Aggregate Gross Proceeds

June 2, 2023	Reimbursement for the costs incurred by 22NW in connection with the Company’s contested director election at the annual and special meeting of shareholders held on April 26, 2022.	Common Shares	3,899,745	US$	0.40	US$	1,559,898

December 12, 2023	Distribution of Rights, at no charge, to holders of Common Shares as of the close of business on December 12, 2023 pursuant to the Rights Offering.	Rights to subscribe for Common Shares at an exercise price of C$0.35	104,907,529		N/A		N/A

January 9, 2024(1)	Distribution of Common Shares for aggregate proceeds of C$30,000,000 on closing of the Rights Offering.	Common Shares	85,714,285	C$	0.35	C$	30,000,000

(1)	For additional information on the Rights Offering, see Section 3 of the Circular, “Background to the Offer”.

12.	Previous Distribution of Securities

During the five years preceding the date of the Offer, DIRTT has not distributed any Debentures other than as described below. These distributions were made in accordance with the terms of the applicable offering document.

Date of Transaction	Nature of Transaction	Debentures	Aggregate Principal Amount		Distribution Price	Aggregate Gross Proceeds
January 29, 2021	Prospectus Offering	January Debentures	C$	40,250,000	C$1,000 per C$1,000 principal amount of January Debentures	C$	40,250,000

December 1, 2021	Prospectus Offering	December Debentures	C$	35,000,000	C$1,000 per C$1,000 principal amount of December Debentures	C$	35,000,000

13.	Dividend Policy

DIRTT has not declared or paid any cash dividends on our Common Shares to date. The declaration and payment of dividends is at the discretion of the Board of Directors, taking into account (i) DIRTT’s earnings, capital requirements and financial condition, (ii) restrictions on DIRTT’s ability to pay dividends under our credit agreements, and (iii) such other factors as the Board of Directors considers relevant. DIRTT’s credit agreements generally limit our ability to pay any dividends or make any other distribution on our outstanding Common Shares. If and when the Board of Directors declares cash dividends on our Common Shares, such dividends may be declared and paid in either U.S. dollars or Canadian dollars.

14.	Interest of Directors and Officers and Transactions and Arrangements Concerning Debentures

Ownership of the Securities of the Company

The following table indicates, as at January 31, 2024, the number of securities beneficially owned, or over which control or direction was exercised, by each director and officer of the Company and, to the knowledge of the Company after reasonable enquiry, each associate and affiliate of the Company, each associate and affiliate of each director and officer of the Company, each insider of the Company (other than directors and officers), and each associate and affiliate of such insider. The business address for each of our directors and executive officers is c/o DIRTT Environmental Solutions Ltd., 7303 30th Street S.E., Calgary, Alberta, Canada T2C 1N6. The number of shares and percentage ownership indicated in the following table is based on 191,091,952 outstanding Common Shares as of January 31, 2024. Other than as described below, to the knowledge of the Company, as at January 31, 2024, no person beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the issued and outstanding Common Shares. No person or company is acting jointly or in concert with the Company in connection with the Offer. See Section 3 of the Circular, “Background to the Offer”.

	Common Shares Beneficially Owned		January Debentures Beneficially Owned		December Debentures Beneficially Owned
	Number	Percentage	Principal Amount (C$)	Percentage of Series	Principal Amount (C$)	Percentage of Series
Beneficial Owners of More Than 10%:
22NW Fund, LP (1)	65,869,917	33.0%	18,915,000	47%	13,638,000	39%
WWT Opportunity #1 LLC (2)	53,380,753	27.9%	—	*	—	*
Directors and Officers:
Aron English (1)	65,865,464	33.0%	18,915,000	47%	13,638,000	39%
Douglas Edwards (3)	156,250	*	—	*	—	*
Shaun Noll (2)	53,380,753	27.9%	—	*	—	*
Scott Robinson (4)	273,269	*	—	*	—	*
Scott Ryan (5)	234,375	*	—	*	—	*
Ken Sanders (6)	223,250	*	—	*	—	*
Benjamin Urban (7)	1,276,670	*	—	*	—	*
Mark Greffen (8)	296,035	*	—	*	—	*
Richard Hunter (9)	1,060,714	*	—	*	—	*
Bradley Little (10)	156,250	*	—	*	—	*
Fareeha Khan (11)	71,495	*	—	*	—	*

*	Less than 1%.
(1)

As reported on Schedule 13D/A filed with the SEC on January 23, 2024. 22NW, as the investment manager of 22NW Fund, may be deemed to beneficially own the 58,395,297 Common Shares owned by 22NW Fund, inclusive of 8,440,252 Common Shares that are currently issuable upon the conversion of certain of the Company’s Debentures held by 22NW. 22NW GP, as the general partner of 22NW Fund, may be deemed to beneficially own the 58,395,297 Common Shares owned by 22NW Fund. 22NW Inc., as the general partner of 22NW, may be deemed to beneficially own the 58,395,297 Common Shares owned by 22NW Fund. Aron English is the record owner of, and has the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, 7,470,167 Common Shares. Aron English, as the Portfolio Manager of 22NW, Manager of 22NW GP and President and sole shareholder of 22NW Inc., may be deemed to beneficially own the 58,395,297 Common Shares owned directly by 22NW Fund, which, together with the Common Shares he directly beneficially owns, constitutes an aggregate of 65,865,464 Common Shares. 22NW’s aggregate holdings also includes 2,181 Common Shares held by Alexander Jones and 2,272 Common Shares held by Bryson Hirai-Hadley, each of whom are employees of 22NW Group. The address of 22NW Fund, LP is 590 1st Ave S., Unit C1, Seattle, WA 98104.

(2)

As reported on Schedule 13D/A filed with the SEC on January 18, 2024. WWT Opportunity #1 LLC is the record owner of, and has the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, 53,301,893 Common Shares Shaun Noll is the record owner of, and has the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, 78,860 Common Shares. In addition, Shaun Noll, as the Managing Member of WWT Opportunity #1 LLC, beneficially owns, and has the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 53,301,893 Common Shares beneficially owned by WWT Opportunity #1 LLC. Together with the Common Shares that he directly owns, Shaun Noll may be deemed the beneficial owner of an aggregate of 53,380,753 Common Shares. The principal business address of WWT Opportunity #1 LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

(3)	Consists of 156,250 Common Shares held of record by Mr. Edwards.
(4)	Consists of 273,269 Common Shares held of record by Mr.Robinson.
(5)	Consists of 234,375 Common Shares held of record by Mr. Ryan.
(6)	Consists of 223,250 Common Shares held of record by Mr. Sanders.
(7)	Consists of (i) 1,126,670 Common Shares held of record by Mr. Urban and (ii) 150,000 restricted share units that will vest on March 31, 2024.
(8)	Mr. Greffen departed the Company on June 8, 2023.
(9)	Consists of (i) 910,714 Common Shares held of record by Mr. Hunter and (ii) 150,000 restricted share units that will vest on March 31, 2024.
(10)	Mr. Little departed the Company on August 25, 2023.
(11)	Consists of (i) 68,251 Common Shares held of record by Ms. Khan and (ii) 3,244 restricted share units that will vest on March 1, 2024.

Commitments to Deposit Debentures

DIRTT has no agreements, commitments or understandings to purchase Debentures or other securities of the Company, other than pursuant to the Offer, and as disclosed under Section 15 of this Circular “Material Changes in the Affairs of the Company”. To the knowledge of the Company, after reasonable enquiry, no person named under Section 14 of this Circular, “Interest of Directors and Officers and Transactions and Arrangements Concerning Debentures – Ownership of the Securities of the Company” has any agreement, commitment or understanding to purchase Debentures or other securities of the Company. In the event that the circumstances or decisions of any such persons or companies change, they may decide to tender, or not to tender, Debentures to the Offer or sell, subject to applicable laws, their Debentures through the facilities of the TSX or otherwise during the period prior to the Expiration Date.

Benefits From the Offer

To the knowledge of the Company, after reasonable enquiry, no person or company named under Section 14 of this Circular “Interest of Directors and Officers and Transactions and Arrangements Concerning Debentures – Ownership of the Securities of the Company” will receive any direct or indirect benefit from accepting or refusing to accept the Offer, other than those benefits available to any Debentureholders from accepting or refusing to accept the Offer.

Arrangements or Understandings with Debentureholders

There are no arrangements, commitments, or understandings, formal or informal, made or proposed to be made between DIRTT and a Debentureholder relating to the Offer. On September 20, 2023, 22NW privately purchased C$18,915,000 principal amount of the January Debentures for C$10,426,837 and C$13,638,000 principal amount of the December Debentures for C$6,836,048. The Company has communicated with 22NW about its intentions to tender Debentures pursuant to the Offer. No commitments have been made, and any principal amount tendered shall be determined solely by 22NW prior to the Expiration Date.

MI 61-101

Should Aron English or 22NW elect to tender Debentures in connection with the Offer, the purchase of its Debentures under the Offer may be a “related party transaction” for the purposes of MI 61-101 as 22NW and Aron English are “related parties” of the Company for purposes of MI 61-101. In such event, the Company intends to rely upon the exemption to obtain minority approval of such related party transaction set forth in paragraph 5.7(1)(a) of MI 61-101, as neither the fair market value of such persons’ Debentures, nor the fair market value of the aggregate purchase price to be paid for such Debentures, exceeds 25% of the Company’s market capitalization (determined in accordance with MI 61-101).

15.	Material Changes in the Affairs of the Company

Except as described or referred to in the Offer, the directors and officers of the Company are not aware of any plans or proposals for material changes in the affairs of the Company not previously generally disclosed and known to the Company which would reasonably be expected to affect the decision of Debentureholders to accept or reject the Offer. From time to time, the Company explores potential strategic opportunities and transactions. These opportunities and transactions may include the acquisition or disposition of material assets and other similar opportunities or transactions. Such opportunities or transactions may have a significant effect on the price or value of the Company’s securities.

16.	Certain Canadian Federal Income Tax Considerations

General

This summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular Debentureholder and no representation is made with respect to the Canadian federal income or other tax consequences to any particular Debentureholder. Accordingly, Debentureholders should consult their tax advisors concerning the application and effect of the income and other taxes of any country, province, territory, state or local tax authority, having regard to their particular circumstances.

DIRTT has been advised by Bennett Jones LLP that the following summary describes, as of the date hereof, certain of the material Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (together with the regulations thereto, the “Tax Act”) to a beneficial holder of Debentures (in this section, a “Debentureholder”) who sells Debentures to DIRTT pursuant to the Offer and who, for purposes of the Tax Act and at all relevant times, (i) holds the Debentures as capital property, (ii) deals at arm’s length with, and is not affiliated with, DIRTT, and (iii) is not exempt from tax under the Tax Act. The Debentures will generally be considered to be capital property to a Debentureholder provided that the Debentureholder does not use or hold, and is not deemed to use or hold, the Debentures in the course of carrying on a business of buying and selling securities and has not acquired the Debentures in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing and publicly available prior to the date hereof. The summary assumes that all of the Tax Proposals will be implemented in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policies and practices, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. This summary is not exhaustive of all Canadian federal income tax considerations.

This summary is not applicable to a Debentureholder (i) that is a “financial institution” for the purposes of the “mark-to-market” rules, (ii) that is a “specified financial institution”, (iii) that reports its “Canadian tax results” in a currency other than Canadian dollars, (iv) an interest in which is a “tax shelter investment”, (v) that has entered into a “derivative forward agreement” or a “synthetic disposition arrangement” in respect of the Debentures, or (vi) that is a partnership, in each case as each of those terms is defined in the Tax Act. All of the foregoing Debentureholders should consult their tax advisors regarding their particular circumstances.

Canadian Currency

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition or deemed disposition of a Debenture must be expressed in Canadian dollars. Amounts denominated in U.S. dollars or another currency must be converted into Canadian dollars using the applicable rate of exchange quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the Canada Revenue Agency (the “CRA”).

Debentureholders Resident in Canada

The following portion of the summary is, subject to the discussion under “General” above, applicable to a Debentureholder who, for the purposes of the Tax Act and any applicable tax treaty or convention and at all relevant times, is or is deemed to be a resident of Canada (herein, a “Resident Debentureholder”). Certain Resident Debentureholders that might not otherwise be considered to hold their Debentures as capital property may, in certain circumstances, be entitled to have the Debentures and all other “Canadian securities” (as defined in the Tax Act) owned by such Resident Debentureholders in the taxation year of the election and all subsequent taxation years deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Such Resident Debentureholders should consult their tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable having regard to their particular circumstances.

Disposition of Debentures

In general, a Resident Debentureholder who sells Debentures to DIRTT under the Offer will be considered to have disposed of such Debentures for proceeds of disposition equal to the applicable Purchase Price (which will not include any amount that relates to accrued and unpaid interest). The Resident Debentureholder will realize a capital gain (or capital loss) on the disposition of the Debentures equal to the amount by which the Resident Debentureholder’s proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Debentureholder of the Debentures sold to DIRTT pursuant to the Offer. Such capital gain (or capital loss) will be subject to the tax treatment described below under “Debentureholders Resident in Canada – Taxation of Capital Gains and Losses”.

Receipt of Accrued Interest

A Resident Debentureholder that disposes of Debentures under the Offer generally will be required to include in computing income for the taxation year in which the disposition occurs all interest that has accrued on such Debentures to the date of disposition, except to the extent that such interest has otherwise been included in such Resident Debentureholder’s income for that taxation year or a preceding taxation year. Provided that the Resident Debentureholder disposes of Debentures under the Offer for proceeds equal to their fair market value, the Debentureholder will generally be entitled to a deduction equal to the amount, if any, by which the total of all amounts included in income as interest in respect of such Debentures exceeds the total of all amounts received or receivable in the year of disposition or a previous year that may reasonably be considered interest in respect of such Debentures.

A Resident Debentureholder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) throughout the year or is a “substantive CCPC” (as defined in the Tax Proposals) at any time in the year may be liable to pay, in addition to tax otherwise payable under the Tax Act, an additional tax (refundable in certain circumstances) on its “aggregate investment income” for the year, which is defined to include an amount in respect of interest. Resident Debentureholders who may be affected by these rules are urged to consult with their own tax advisors in this regard.

Taxation of Capital Gains and Losses

Generally, a Resident Debentureholder will be required to include in computing its income for a taxation year one-half of any capital gain (a “taxable capital gain”) realized by it in that year. Subject to and in accordance with the provisions of the Tax Act, a Resident Debentureholder must deduct one-half of the amount of any capital loss realized in a taxation year from taxable capital gains realized by the Resident Debentureholder in that year, and any excess may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years.

A Resident Debentureholder that is a “Canadian-controlled private corporation” throughout the year (as defined in the Tax Act) or a “substantive CCPC” (as defined in the Tax Proposals) may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” for the year, which is defined to include an amount in respect of taxable capital gains. Resident Debentureholders who may be affected by these rules are urged to consult with their own tax advisors in this regard.

Alternative Minimum Tax

A capital gain realized by a Resident Debentureholder who is an individual, including a trust (other than certain specified trusts), as a result of the sale of Debentures pursuant to the Offer may give rise to a liability for alternative minimum tax. The Tax Proposals include rules to revise and broaden alternative minimum tax rules, which proposals, as adopted, may affect the liability of Resident Debentureholders for minimum tax. Such Resident Debentureholders who may be subject to alternative minimum tax should consult their tax advisors with respect to the alternative minimum tax rules.

Non-Resident Debentureholders

The following portion of the summary is, subject to the discussion under “General” above, applicable to a Debentureholder who, for purposes of the Tax Act and any applicable tax treaty or convention and at all relevant times (i) is not resident or deemed to be resident in Canada, (ii) does not use or hold, and is not deemed to use or hold, its Debentures in connection with carrying on a business in Canada, (iii) is entitled to receive all payments (including interest and principal) in respect of its Debentures (herein, a “Non-Resident Debentureholder”). For greater certainty, this discussion does not apply to an insurer that carries on an insurance business in Canada and elsewhere or an “authorized foreign bank” (as defined in the Tax Act) or to a Non-Resident Debentureholder that at any relevant time is, or does not deal at arm’s length for purposes of the Tax Act with, a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of DIRTT.

Disposition of Debentures

A Non-Resident Debentureholder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Debentures under the Offer unless the Debentures are “taxable Canadian property” to the Non-Resident Debentureholder at the time of such sale and such gain is not exempt from tax under the Tax Act pursuant to the provisions of an applicable tax treaty (if any). Generally, provided the Common Shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the TSX) at the time of disposition, the Debentures generally will not constitute taxable Canadian property to a Non-Resident Debentureholder, unless, at any time during the 60-month period immediately preceding the disposition, (a) the Non-Resident Debentureholder persons with whom the Non-Resident Debentureholder did not deal at arm’s length, partnerships in which the Non-Resident Debentureholder or such non-arm’s length persons holds a membership interest directly or indirectly, or the Non-Resident Debentureholder together with all such foregoing persons, owned 25% or more of the issued shares of any issued class or series of DIRTT’s shares; and (b) more than 50% of the fair market value of the DIRTT’s shares was derived directly or indirectly from any one or combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties, and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (i) to (iii), whether or not that property exists. A Debenture may also be deemed to be taxable Canadian property to a Non-Resident Debentureholder in certain circumstances specified in the Tax Act. As of the date of the Offer, the Common Shares are listed on the TSX.

In the event a Debenture is taxable Canadian property to a Non-Resident Debentureholder at the time of disposition and the capital gain realized on disposition of the Debenture is not exempt from tax under the Tax Act pursuant to the provisions of an applicable tax treaty, the tax consequences in respect of capital gains described above under “Debentureholders Resident in Canada – Taxation of Capital Gains and Losses” will generally apply. Non-Resident Debentureholders whose Debentures may be taxable Canadian property should consult with their own tax advisors for advice having regard to their particular circumstances.

Receipt of Accrued Interest

A Non-Resident Debentureholder should not be subject to withholding tax under the Tax Act in respect of interest, including (i) interest paid to a Non-Resident Debentureholder, and (ii) amounts deemed to be interest paid or credited to the Non-Resident Debentureholder on the disposition of a Debenture pursuant to the Offer, provided that the interest is not “participating debt interest” (as defined in the Tax Act), as discussed below.

The Tax Act does not generally impose withholding tax on interest paid or credited to non-residents of Canada with whom the Canadian resident payor deals at arm’s length. However, Canadian withholding tax does apply to payments of “participating debt interest”, which is defined in the Tax Act as interest that is paid on an obligation where all or any portion of such interest is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any similar criterion.

Under the Tax Act, when a debenture or other debt obligation issued by a person resident in Canada is assigned or otherwise transferred by a non-resident person to a person resident in Canada (which would include a sale to DIRTT pursuant to the Offer), the amount, if any, by which the price for which the obligation was assigned or transferred exceeds the price for which the obligation was issued is deemed to be a payment of interest on that obligation made by the person resident in Canada to the non-resident (an “Excess”). Whether or not a Non-Resident Debentureholder has an Excess will depend on their particular circumstances.

The deeming rule does not apply in respect of certain “excluded obligations” (as defined in the Tax Act), although it is not clear whether a particular Debenture would qualify as an excluded obligation. If a Debenture is not an excluded obligation, the issues that arise are whether any such Excess which is deemed to be interest is participating debt interest, and if the Excess is participating debt interest, whether that results in all interest on the obligation being considered to be participating debt interest.

The CRA has recently confirmed (on November 25, 2021) its previous position that it would not consider the Excess to be participating debt interest, provided that the convertible debenture in question satisfied the requirements of a “standard convertible debenture” (as that term was defined in a letter from the Joint Committee on Taxation of the Canadian Bar Association and the Canadian Institute of Chartered Accountants dated May 10, 2010) and therefore, there would be no withholding tax in such circumstances (provided that the payor and payee deal at arm’s length for purposes of the Tax Act). The Company believes that the Debentures should generally meet the criteria set forth in the CRA’s statement. However, the application of CRA’s published guidance to the Debentures is uncertain and there is a risk that CRA could take the position that amounts paid or payable to a Non-Resident Holder of Debentures on account of interest or any Excess may be subject to Canadian withholding tax at a rate of 25% (subject to any reduction in accordance with any applicable income tax treaty). All payments made by DIRTT in respect of the Debentures will be made net of any applicable taxes or other required withholdings. Non-Resident Debentureholders should consult their own tax advisors in this regard.

17. United States Federal Income Tax Considerations

DIRTT has been advised by Vinson & Elkins LLP, U.S. counsel to DIRTT, that the following is, as at the date hereof, a summary of the material U.S. federal income tax considerations generally applicable to a U.S. Holder (as defined below) that disposes of a Debenture pursuant to the Offer. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, , all as of the date hereof, and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure U.S. Holders that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax considerations described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax considerations of the disposition of the Debentures pursuant to the Offer.

This discussion is limited to U.S. Holders who hold the Debentures as capital assets (generally, property held for investment). This discussion does not address any U.S. federal tax considerations other than U.S. federal income tax considerations (such as U.S. federal estate and gift tax considerations and the Medicare tax on certain investment income), or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s particular circumstances, or to certain categories of holders that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	banks or other financial institutions;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt or governmental organizations;

•	insurance companies;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•	persons that hold the Debentures as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	persons deemed to sell the Debentures under the constructive sale provisions of the Code;

•	persons whose “functional currency” is not the U.S. dollar;

•	partnerships and other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes and holders of interests therein;

•	persons subject to the alternative minimum tax;

•	persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the Debentures to their financial statements;

•	persons who actually or constructively own 10% or more (by vote or value) of our equity; and

•	former U.S. citizens or long-term residents of the United States.

As used herein, the term “U.S. Holder” means a beneficial owner of the Debentures that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Debentures, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partnerships holding the Debentures and partners therein should consult their own tax advisors about the U.S. federal income tax consequences a disposition of the Debentures pursuant to the Offer.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular U.S. Holder and no representation is made with respect to the U.S. federal income tax considerations to any particular U.S. Holder. U.S. Holders should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations of a disposition of the Debentures pursuant to the Offer under other U.S. federal tax laws or under the laws of any U.S. state or local or non-U.S. jurisdiction or under any applicable income tax treaty.

Disposition of the Debentures Pursuant to the Offer

A U.S. Holder generally will recognize gain or loss on the disposition of a Debenture pursuant to the Offer equal to the difference, if any, between (i) the amount realized on such disposition and (ii) such U.S. Holder’s adjusted tax basis of the Debenture.

Generally, a U.S. Holder’s adjusted tax basis in a Debenture is its U.S. dollar cost of the Debenture, increased by any market discount (as described below) previously included in the U.S. Holder’s income with respect to such Debenture and decreased (but not below zero) by any amortizable bond premium which the U.S. Holder has previously deducted with respect to the Debenture. Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the Debenture immediately after its acquisition by such U.S. Holder over the Debenture’s principal amount. The U.S. dollar cost of a Debenture purchased with Canadian dollars generally is the U.S. dollar value of the purchase price of the Debenture calculated at the spot rate of exchange on the date of purchase, or in the case of Debentures traded on an established securities market, within the meaning of the applicable U.S. Treasury regulations, on the settlement date of the purchase if such Debentures were purchased by a cash basis U.S. Holder or an accrual basis U.S. Holder that so elects.

The amount realized will include the amount of any cash received (including any amounts withheld) for the Debenture pursuant to the Offer. The amount realized does not include the amount attributable to accrued and unpaid interest, which will be taxable as described below. The amount realized on a disposition of a Debenture pursuant to the Offer for an amount in Canadian dollars generally will be the U.S. dollar value of this amount based on the spot rate of exchange on the date the Debenture is disposed of, or, if the Debentures are treated as traded on an established securities market within the meaning of the applicable U.S. Treasury regulations, the settlement date for the disposition in the case of a cash basis U.S. Holder or an accrual basis U.S. Holder that so elects. If an accrual method taxpayer makes the election described above, such election will apply consistently to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or that are thereafter acquired by the U.S. Holder, and such election cannot be changed without the consent of the IRS. If an accrual basis U.S. Holder disposes of a Debenture that is treated as traded on an established securities market, but does not elect to calculate the amount realized on the disposition based on the spot rate in effect on the settlement date, then the U.S. Holder must instead calculate the amount realized based on the spot rate in effect on the date of the disposition. In this case, the accrual basis U.S. Holder must realize U.S. source exchange gain or loss (taxable as ordinary income or loss) if the U.S. dollar value of the Canadian dollar received on the date the Debenture is disposed of differs from the U.S. dollar value of the Canadian dollar on the settlement date for the disposition. However, any such exchange gain or loss would be recognized only to the extent of total gain or loss realized on the taxable disposition.

Except to the extent attributable to exchange gain or loss discussed below and subject to the market discount rules discussed below, gain or loss recognized by a U.S. Holder on the disposition of a Debenture pursuant to the Offer generally will be U.S. source capital gain or loss and will be long-term capital gain or loss if the Debenture was held by the U.S. Holder for more than one year. Long-term capital gains of non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A U.S. Holder will realize U.S. source exchange gain or loss (taxable as ordinary income or loss) on the disposition of a Debenture pursuant to the Offer attributable to the fluctuation of the foreign currency exchange rates with respect to the Canadian dollar during a U.S. Holder’s period for the Debenture. However, any such exchange gain or loss (including any exchange gain or loss with respect to the receipt of accrued and unpaid interest) will be recognized only to the extent of total gain or loss realized on the taxable disposition.

Amounts received (including any amounts withheld) by a U.S. Holder with respect to accrued and unpaid interest will be taxable as ordinary income for U.S. federal income tax purposes to the extent not previously included in gross income by the U.S. Holder, regardless of whether the U.S. Holder otherwise recognizes an overall gain or loss as a result of the disposition of the Debenture pursuant to the Offer. Such accrued and unpaid interest may be offset by amortizable bond premium, if any, for the period. A cash-method U.S. Holder that disposes of a Debenture pursuant to the Offer is required to include in income the U.S. dollar value of the amount of interest received, based on the spot rate of exchange on the date of receipt. An accrual method U.S. Holder that disposes of a Debenture pursuant to the Offer generally will recognize exchange gain or loss (taxable as ordinary income or loss) based on the difference between the U.S. dollar value of the accrued interest paid to such U.S. Holder (as determined based on the spot rate of exchange of the Canadian dollar on the date of payment) and the U.S. dollar value of the income previously accrued with respect to such accrued interest.

Market Discount

Any gain recognized by a U.S. Holder disposing of a Debenture pursuant to the Offer will be treated as ordinary income rather than capital gain to the extent of any market discount on such Debenture that has accrued during the period that such U.S. Holder held the Debenture and that has not previously been included in income by such U.S. Holder. A Debenture generally will be considered to be acquired with market discount if the initial tax basis of such Debenture in the hands of the U.S. Holder immediately after its acquisition was less than the principal amount of such Debenture by more than a specified de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder elects to accrue the market discount using a constant-yield method. In addition, any accrued market discount will be translated into U.S. dollars at the spot rate on the date the U.S.

Holder disposes of such Debenture, or in the case of a U.S. Holder electing to accrue market discount in income as it accrues, at the average exchange rate for the accrual period. A U.S. Holder that has elected to include market discount in income currently as it accrues may have exchange gain or loss at the time of the disposition of the Debenture attributable to the fluctuation of the foreign currency exchange rates with respect to the Canadian dollar between the time of accrual and the time of the disposition. U.S. Holders should consult their tax advisors as to the portion of any gain that could be taxable as ordinary income under the market discount rules.

Exchange of Canadian Dollars for U.S. Dollars.

A U.S. Holder’s tax basis in any Canadian dollar received (including any amounts withheld) on the disposition of a Debenture pursuant to the Offer or as interest on a Debenture will be the U.S. dollar value of such Canadian dollar at the spot rate of exchange in effect on the date of receipt of the Canadian dollar. A U.S. Holder will generally recognize gain or loss on a sale, exchange or other taxable disposition of the Canadian dollar equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of other property received in such disposition, and (ii) the U.S. Holder’s tax basis in such Canadian dollar. Any gain or loss recognized by a U.S. Holder on a sale, exchange or other taxable disposition of the Canadian dollar will be ordinary income or loss and generally will be U.S. source income or loss for U.S. foreign tax credit purposes.

Reportable Transactions

A U.S. Holder that recognizes exchange loss with respect to the Debentures would be required to report the loss on IRS Form 8886 (Reportable Transaction Disclosure Statement) if the loss exceeds the thresholds set forth in the applicable U.S. Treasury regulations. For individuals and trusts, this loss threshold is US$50,000 in any single year. For other types of taxpayers and other types of losses, the thresholds are higher. U.S. Holders should consult their own tax advisors regarding the application of these rules to the disposition of the Debentures pursuant to the Offer.

Passive Foreign Investment Company Rules

Adverse U.S. federal income tax rules apply to a U.S. Holder that holds interests in a foreign corporation classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder in any taxable year in which, after applying certain look-through rules, either:

•

at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains, and rents derived other than in the active conduct of a rental business); or

•	the average percentage by value (determined quarterly) of our assets during such taxable year that produce or are held for the production of passive income is at least 50%.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock.

Based on our gross income, the nature and value of our assets and the manner in which we conduct our business, we do not believe that we were a PFIC for any prior taxable year in which the Debentures were outstanding and do not expect to be treated as a PFIC in the current taxable year. However, the IRS or a court could take a contrary position. Because PFIC status depends on the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that we will not be considered a PFIC for the current taxable year.

If we were treated as a PFIC for any taxable year in which a U.S. Holder held the Debentures prior to the disposition thereof (and regardless of whether we remained a PFIC for subsequent taxable years), gain recognized by the U.S. Holder on the disposition of the Debentures pursuant to the Offer would be allocated ratably over the U.S. Holder’s aggregate holding period for the Debentures. The amounts allocated to the taxable year of the disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that taxable year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

It is not entirely clear how various aspects of the PFIC rules apply to the Debentures, and U.S. Holders are strongly urged to consult with their tax advisors regarding the application of such rules to their Debentures in their particular circumstances. Certain elections (such as a “QEF” election or a “mark-to-market” election) are not available with respect to the Debentures. Such elections would result in alternative treatment to that described above. As a result, if a U.S. Holder disposes of the Debentures pursuant to the Offer and we were treated as a PFIC at any time during the U.S. Holder’s holding period of the Debentures, any gain recognized would generally be treated as described above.

If we were treated as a PFIC for any taxable year in which a U.S. Holder held the Debentures prior to the disposition of the Debentures pursuant to the Offer, such U.S. Holder may be required to file an annual information return with the IRS reflecting such ownership. U.S. Holders should consult their own tax advisors regarding the adverse tax consequences of disposing of the Debentures pursuant to the Offer if we were to be a PFIC.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of the proceeds of the disposition of the Debentures pursuant to the Offer and interest that are paid by a U.S. paying agent or other U.S. intermediary. Backup withholding will apply to such payments unless a U.S. Holder provides to the applicable withholding agent its taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder’s U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed the U.S. Holder’s actual U.S. federal income tax liability and the U.S. Holder timely provides the required information or appropriate claim form to the IRS. U.S. Holders should consult their own tax advisors regarding any additional tax reporting or filing requirements they may have as a result of the disposition of the Debentures pursuant to the Offer.

Foreign Financial Asset Reporting

Certain U.S. Holders are required to report information to the IRS with respect to their ownership of “specified foreign financial assets”, which generally will include the Debentures, subject to certain exceptions (including an exception for Debentures held in accounts maintained by certain financial institutions). U.S. Holders who fail to report required information could become subject to substantial penalties. U.S. Holders should consult their own tax advisors regarding the possible implications of these rules to their ownership and disposition of the Debentures.

The preceding discussion of the material U.S. federal income tax considerations is for general information only and is not tax advice. U.S. Holders should consult their own tax advisors regarding the particular U.S. federal, state and local and non-U.S. tax consequences of disposing of the Debentures pursuant to the Offer, including the considerations of any proposed change in applicable laws.

18.	Certain Legal Matters; Regulatory Approvals

The Company is not aware of any license or regulatory permit that is material to its business that might be adversely affected by its acquisition of the Debentures as contemplated pursuant to the Offer, nor, except as noted below, is the Company aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for its acquisition or ownership of the Debentures as contemplated by the Offer. Should any such approval or other action or notice filings be required, the Company presently contemplates that it will seek that approval or other action and make or cause to be made such notice filings. The Company cannot predict whether it will be required to delay the acceptance for payment of or payment for the Debentures deposited in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the Company’s business and financial condition.

The Company’s obligations pursuant to the Offer to accept for payment and pay for the Debentures are subject to the satisfaction of certain conditions described under the headings Section 5, “Conditions of the Offer”, Section 6, “Extension and Variation of the Offer” and Section 7 of the Offer to Purchase, “Taking Up and Payment for Deposited Debentures.”

19.	Source of Funds

DIRTT intends to fund the purchase of the Debentures that can be purchased under the Offer, including the related fees and expenses, from cash on hand funded by the proceeds received upon the closing of the Rights Offering.

20.	Depositary

DIRTT has appointed Computershare Investor Services Inc. to act as a depositary for, among other things, (i) the receipt of certificates representing Debentures and related Letters of Transmittal deposited under the Offer, (ii) the receipt from the Company of cash to be paid in consideration of the Debentures acquired by the Company under the Offer, as agent for the depositing Debentureholders, and (iii) the transmittal of such cash to the depositing Debentureholders, as agent for the depositing Debentureholders. The Depositary may, but shall be under no obligation to, contact Debentureholders by mail, telephone or facsimile and may request investment dealer, broker, bank, trust company or other nominees of Debentureholders to forward materials relating to the Offer to beneficial owners of Debentures. The Depositary is not an affiliate of the Company and the Depositary also acts as the Company’s transfer agent and registrar.

21.	Fees and Expenses

KPMG has been retained by the Company to deliver a valuation to the Board of Directors in connection with the Offer for which it has received a fee from DIRTT. DIRTT has agreed to reimburse KPMG for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify KPMG against certain liabilities to which it may become subject as a result of its engagement. The fee payable to KPMG is fixed and payable whether or not the Offer is successful.

DIRTT has retained Computershare Investor Services Inc. to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial securities laws.

DIRTT expects to incur expenses which it estimates at approximately C$850,000 in connection with the Offer, which includes the cost of the valuation provided by KPMG, filing fees, and legal, translation, accounting, depositary and printing fees.

22.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides Debentureholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those Debentureholders. However, such rights must be exercised within prescribed time limits. Debentureholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

23.	Directors’ Approval

The contents of the Offer and Circular have been approved, and the sending, communicating or delivery of the Offer and Circular to the Debentureholders of the Company has been authorized, by the Board of Directors of the Company.

24.	Additional Information

The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). The Company also is subject to Canadian securities laws, and in accordance therewith files reports and other information on SEDAR+ (www.sedarplus.ca). In addition, the Company maintains a website that contains information about the Company at www.DIRTT.com. Information on or accessible through our website is not a part of and is not incorporated by reference into this Offer to Purchase. These documents contain important information about us and we urge you to obtain copies and review them carefully. For the avoidance of doubt, the above-mentioned websites are not intended to incorporate the contents of any such web sites into the Circular nor should the contents of such web sites be deemed to be incorporated into the Circular.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO (the ”Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

Any questions or requests for assistance may be directed to the Depositary at their addresses and telephone numbers as set forth on the back cover of this Offer and Circular. Any requests for additional copies of this Offer and Circular, the related Letter of Transmittal and Notice of Guaranteed Delivery or other related documents may be directed to the Depositary. A Debentureholder may also contact such Debentureholder’s investment dealer, broker, bank, lawyer, accountant or other professional advisor for assistance concerning the Offer.

SCHEDULE “A”

VALUATION

KPMG LLP 333 Bay Street Suite 4600, Bay Adelaide Centre Toronto, ON. M5H 2S5	Telephone: (416) 777-8500 Facsimile: (416) 777-3891 www.kpmg.ca

Private & Confidential

The Special Committee of the Board of Directors of

DIRTT Environmental Solutions Ltd.

7303 30 Street SE

Calgary, Alberta, Canada

T2C 1N6

February 14, 2024

To Special Committee of the Board of Directors:

INTRODUCTION

KPMG LLP (“KPMG”) understands that DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) is contemplating the repurchase of certain issued and outstanding convertible debentures issued by DIRTT (the “Proposed Buyback”). We have been requested by the Special Committee of the Board of Directors of DIRTT to prepare a formal valuation (the “Formal Valuation”) in compliance with the Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) as at a current date which we have taken to be February 14, 2024 (the “Valuation Date”).

We understand that the Formal Valuation and/or a summary thereof will be, subject to KPMG’s consent as to form of disclosure, be included in an Issuer Bid Circular (the “Circular”) to be distributed to holders of the convertible debentures in respect of the Proposed Buyback.

All amounts in the Formal Valuation are in Canadian dollars, unless otherwise noted.

SUBJECT SECURITY

As at the Valuation Date, DIRTT has two outstanding debentures:

•	Series A Debentures (“Series A”): $40.25 million, 6.00% Convertible Unsecured Subordinated Debentures due January 31, 2026. Convertible at $4.03 per common share.

•	Series B Debentures (“Series B”): $35.00 million, 6.25% Convertible Unsecured Subordinated Debentures due December 31, 2026. Convertible at $3.64 per common share.

The analysis and conclusion expressed in this Formal Valuation relates to both Series A and Series B (collectively, the “Debentures”).

TERMS OF KPMG ENGAGEMENT

KPMG has been engaged by DIRTT to provide an MI 61-101 compliant Formal Valuation setting out the fair market value of the Debentures pursuant to a letter dated and executed October 25, 2023 and the addendum dated

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and executed December 21, 2023 (the “Engagement Agreement”). The Special Committee of the Board of Directors and the Board of Directors will consider the conclusion of the Formal Valuation in determining an offer price with respect to the Issuer Bid.

Subject to the terms of the Engagement Agreement, KPMG consents to the inclusion of the Formal Valuation in the Circular, with a summary thereof, in a form acceptable to KPMG, and to any related filing thereof with the applicable Canadian securities’ regulatory authorities and the United States Securities and Exchange Commission.

This Formal Valuation has been prepared in accordance with Part 6 of MI 61-101 and the Companion Policy 61-101CP.

INDEPENDENCE AND CREDENTIALS

KPMG is one of the world’s largest professional services firms, offering a broad range of services. KPMG’s valuation professionals have significant experience in valuing a broad range of companies for various purposes, including securities law compliance, fairness opinions, solvency opinions, mergers and acquisitions, corporate income tax purposes, and litigation matters, amongst other things. The valuation opinion expressed herein is the opinion of KPMG as a firm and the form and content herein have been approved for release by a committee, each of whom is a member of the Canadian Institute of Chartered Business Valuators and experienced in merger, acquisition, divestiture and valuation matters.

We understand that for the purposes of this transaction, DIRTT and 22NW Fund, LP1 (“22NW”) are interested parties, as that term is defined in MI 61-101. Specifically, as it relates to MI 61-101 requirements, KPMG, and affiliated entities:

•

will be paid a fee for this Formal Valuation, based on hourly rates for professional time, plus administrative charges, disbursements and applicable taxes, and such fee is not contingent in any way on the conclusions herein or on the outcome of the Proposed Buyback;

•	is not an insider, associate or affiliate of DIRTT or 22NW;

•	does not hold any securities of DIRTT or 22NW;

•	has not acted and is not acting as an advisor to DIRTT in connection with the Proposed Buyback;

•	has no financial interest in the outcome of the Proposed Buyback;

•	is not a manager, co-manager or member of a soliciting dealer group for the Proposed Buyback;

•	is not the external auditor of DIRTT or 22NW;

•

has provided and currently provides professional services to DIRTT and/or its affiliates in the ordinary course of its business, and the fees paid to KPMG and its affiliates are not material to KPMG and its affiliates;

•	in the future, may provide professional services to DIRTT and/or its affiliates in the ordinary course of its business;

[1]	22NW Fund, LP is a controlling person of DIRTT and a Debenture holder.

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•	in the ordinary course of business, employees or partners of KPMG could, at any time, hold securities of DIRTT; and

•

did not, during the 24 months before it was first contacted for the purpose of the Formal Valuation (i) have a material involvement in an evaluation, appraisal or review of the financial condition of DIRTT, or an associated or affiliated entity of DIRTT, (ii) act as a lead or co-lead underwriter of a distribution of securities by DIRTT, (iii) have material financial interest in a transaction involving DIRTT.

Having considered the above, KPMG is of the view that it is independent of DIRTT and 22NW.

SCOPE OF REVIEW

In preparing the Formal Valuation, KPMG has reviewed and relied upon the following information in respect of the Debentures:

1.	Review of a draft of the Circular;

2.	The Series A debenture agreement as contained in Form 8-K, appendix A, filed by DIRTT dated January 25, 2021 (the “Indenture”);

3.	The Series B debentures agreement as contained in Form 8-K, appendix A, filed by DIRTT dated December 1, 2021 (the “Supplemental Indenture”);

4.	Historical audited financial statements of DIRTT to December 31, 2022;

5.

Interim financial statements for the nine months ended September 30, 2023 and draft unaudited information for the quarter ended December 31, 2023 (including DIRTT’s press release on preliminary Q4 information dated February 12, 2024);

6.	2024 to 2026 financial statement forecasts prepared by DIRTT’s management team (“Management”), including the 2024 budget plan approved by the Board of Directors;

7.	Variance analysis prepared by Management on the historical financial statement forecasts;

8.	Review of comparable debt yield data in the process of developing factors relevant to establishing the fair market value of the Debentures;

9.	Historical market trading prices in respect of DIRTT’s shares and the Debentures;

10.	Public information relating to the business, operations, financial performance and security trading history of DIRTT;

11.	Various research publications and analyst reports relating to DIRTT;

12.	Such other corporate, legal, industry, economic and financial market information, investigations, and analyses as we considered necessary or appropriate in the circumstances; and,

13.	Discussions with Management with respect to the information referred to above and other issues and matters considered relevant.

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PRIOR VALUATIONS

We are advised that to the knowledge of the directors and officers of DIRTT, no “prior valuations” (as defined in MI 61-101) regarding the Debentures or DIRTT, its securities or its material assets have been prepared within the 24 months preceding the date of this report.

MANAGEMENT REPRESENTATION

In a letter to us, Management confirmed certain representations and warranties made on behalf of DIRTT in relation to the Formal Valuation, including a general representation that:

1.	Management has reviewed a copy of this report in draft form and has discussed it fully with us, to their satisfaction;

2.	Management is satisfied with our explanation of the valuation concepts and approaches adopted by us and as set out herein; and,

3.	Management has no information or knowledge of any material facts not disclosed in this report which could reasonably be expected to affect the conclusions noted herein.

ASSUMPTIONS AND LIMITATIONS

Our report was prepared for the specific purpose identified above and is not to be reproduced or used for any purpose other than that specified herein, without our prior written permission. We shall not assume any responsibility or liability for losses incurred by DIRTT, DIRTT’s shareholders, Debenture holders, their respective affiliates, officers, directors, shareholders, employees, or by any other parties as a result of the circulation, publication, reproduction or use of our report contrary to the provisions of this paragraph.

KPMG has relied upon the completeness, accuracy, and fair presentation of all the financial and other factual information, data, advice, opinions or representations obtained by it from public sources, obtained by or on behalf of DIRTT, or otherwise obtained by KPMG, including the representation letter identified above (collectively, the “Information”). The Formal Valuation is conditional upon the completeness, accuracy, and fair presentation of such Information. Subject to the exercise of professional judgment, KPMG has not attempted to verify independently the completeness, accuracy, or fair presentation of any of the Information.

KPMG’s conclusions are rendered based on securities markets, economic, financial, and general business conditions prevailing as at the Valuation Date and the condition and prospects, financial and otherwise, of DIRTT and the Debentures as they were reflected in the Information and as they have been represented to KPMG in discussions with DIRTT.

In its analyses and in preparing the Formal Valuation, KPMG made various assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of KPMG and DIRTT.

The Formal Valuation is given as of February 14, 2024. KPMG disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Formal Valuation, which would have been known or expected to be known as of the date hereof but may come or be brought to KPMG’s attention after such date, or

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which occurs after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Formal Valuation which would have been known or expected to be known as of the date hereof, but may come or be brought up to KPMG’s attention after such date, or which occurs after the date hereof, KPMG reserves the right to change, modify or withdraw the Formal Valuation and disclaims any undertaking or obligation to update the Formal Valuation after such date. Moreover, KPMG reserves the right, but will be under no obligation, to complete any additional analyses that might subsequently be required following the receipt of additional information.

The Formal Valuation has been provided for the use of the Special Committee of the Board of Directors and is not intended to be, and does not constitute, a recommendation to the Debenture holders with respect to the Proposed Buyback. The Formal Valuation does not address the relative merits of the Proposed Buyback as compared to other transactions or business strategies that might be available to DIRTT. KPMG expresses no opinion with respect to future trading prices of the Debentures .

No opinion, counsel, or interpretation is intended in matters that require legal or appropriate professional advice. It is assumed that such opinions, counsel, or interpretations have been or will be obtained from the appropriate professional sources.

KPMG believes that the Formal Valuation should be considered as a whole and that selecting portions of KPMG’s analysis could create a misleading view of the methodologies and approaches underlying KPMG’s conclusions. The preparation of a Formal Valuation is a complex process and not necessarily susceptible to a partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

OVERVIEW OF DIRTT

DIRTT operates as an interior construction company in Canada and United States. Its ICE software provides an industrialized construction system to design, visualize, organize, configure, and install a project. The company offers interior solutions to doors, casework, timber, electrical, networks, access floors, solid, glass, combination, leaf folding, and headwalls. It serves retail, technology, hospitality, manufacturing, energy, healthcare, education, government, military, professional, and financial service sectors. The flexibility of DIRTT’s product allow customers to redesign commercial spaces without significant teardown and reconstruction.

DIRTT Environmental Solutions Ltd. was incorporated in 2003 and is headquartered in Calgary.

DIRTT’s common shares are traded on the Toronto Stock Exchange under the ticker “DRT”.

Historical Financial Position

As DIRTT is a publicly traded entity its historical financial statements and other related documents are available through the Canadian System for Electronic Document Analysis and Retrieval+ (“SEDAR+”) at www.sedarplus.ca.

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DIRTT Common Shares and Debentures – Trading Activities

Historical trading price (monthly average of closing prices) of DIRTT common shares are summarized below. The average, high, and low values are derived from daily price.

Historical trading price (monthly average), per $100 principal amount, and trading volume of the Debentures are summarized below. The average, high, and low values are derived from daily price and volume data.

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Rights Offering

On November 21, 2023, DIRTT announced that its board of directors approved a rights offering to its common shareholders for aggregate proceeds of $30.00 million (the “Rights Offering”). Under the Rights Offering, each holder of the Company’s common shares of record at the close of business on December 12, 2023 received one right (the “Right”) for each common share held. This Right entitled the holder to subscribe for 0.81790023 common shares at a price of $0.35 (per whole common share). This price represented a 25% discount on the 5-day VWAP trading price of the common shares on the Toronto Stock Exchange prior to the announcement date of the Rights Offering. The Rights Offering closed on January 5, 2024 and the Company issued approximately 85,714,285 common shares for gross proceeds of approximately $30 million. Upon the closure of the Rights Offering, the conversion price of each series of the Debentures was adjusted (as further described below).

TERMS OF THE SERIES A DEBENTURES

Series A was issued by DIRTT with an aggregate principal amount of $40.25 million, including the initial issuance of $35.00 million on January 25, 2021, and an additional $5.25 million on January 29, 2021, from the exercise of an over-allotment option. The key features of the Series A are as follows:

•	Maturity Date – January 31, 2026.

•	Interest – 6.00% per annum paid semi-annually in arrears on January 31 and July 31 of every year, beginning July 31, 2021.

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•

Conversion – Series A are convertible into common shares of DIRTT, at the option of the holder, at any time prior to the close of business on the earlier of the Maturity Date (as defined in the Indenture) and the business day immediately preceding the date specified by the Company for redemption of Series A at a conversion price of C$4.03[2] per share (the “Conversion Price”).

•	Redemption – Series A are not redeemable before January 31, 2024 and are redeemable as follows:

•

On or after January 31, 2024 and prior to January 31, 2025, the Company may at its option redeem Series A, in whole or in part from time to time, at par plus accrued and unpaid interest, if any, to but excluding the date of redemption, provided that the volume-weighted average trading price of the common shares on the TSX for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given is not less than 125% of the Conversion Price.

•

On or after January 31, 2025, the Company may at its option redeem Series A, in whole or in part from time to time, at par plus accrued and unpaid interest, if any, to but excluding the date of redemption. The Company shall provide not more than 60 nor less than 30 days’ prior notice of redemption.

•

The Company has the option to satisfy its obligation to repay the principal amount of Series A, in whole or in part, plus accrued and unpaid interest, due upon redemption or on the maturity date, upon at least 30 days’ and not more than 60 days’ prior notice, by delivering a number of freely tradable common shares obtained by a formula relating to the then-current market price of the Common Shares.

•

Security – Series A are unsecured obligations of the Company ranking subordinate to all liabilities, except liabilities which by their terms rank in right of payment equally with or subordinate to Series A. Series A rank pari passu with all other subordinate debentures issued by the Company.

•	Offer to repurchase – DIRTT is required to make an offer to repurchase Series A at an offer price (prescribed in the offering prospectus) if certain change of control events occur.

•

Purchase of Series A by the Company – The Company has the right at any time to purchase Series A in the market or by tender or by private contract, at any price; provided that if an Event of Default (as defined in the Indenture) has occurred and is continuing, the Company will not have the right to purchase Series A.

The features and terms described above are not exhaustive and the complete terms of Series A can be found in the offering prospectus available on SEDAR+.

TERMS OF THE SERIES B DEBENTURES

Series B was issued by DIRTT with an aggregate principal amount of $35.00 million on December 1, 2021. The key features of Series B are as follows:

•	Maturity Date – December 31, 2026.

•	Interest – 6.25% per annum paid semi-annually in arrears on June 30 and December 31 of every year, beginning June 30, 2022.

•

Conversion – Series B are convertible into common shares of DIRTT, at the option of the holder, at any time prior to the close of business on the earlier of the Maturity Date (as defined in the Supplemental

[2]	The conversion price was adjusted from $4.65 per common share to $4.03 per common share after the completion of the Rights Offering.

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Indenture) and the business day immediately preceding the date specified by the Company for redemption of Series B at a conversion price of C$3.64[3] per share (the “Conversion Price”).

•	Redemption – Series B are not redeemable before December 31, 2024 and are redeemable as follows:

•

On or after December 31, 2024 and prior to December 31, 2025, the Company may at its option redeem Series B, in whole or in part from time to time, at par plus accrued and unpaid interest, if any, to but excluding the date of redemption, provided that the volume-weighted average trading price of the common shares on the TSX for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given is not less than 125% of the Conversion Price.

•

On or after December 31, 2025, the Company may at its option redeem Series B, in whole or in part from time to time, at par plus accrued and unpaid interest, if any, to but excluding the date of redemption. The Company shall provide not more than 60 nor less than 30 days’ prior notice of redemption.

•

The Company has the option to satisfy its obligation to repay the principal amount of Series B, in whole or in part, plus accrued and unpaid interest, due upon redemption or on the maturity date, upon at least 30 days’ and not more than 60 days’ prior notice, by delivering a number of freely tradable common shares obtained by a formula relating to the then-current market price of the Common Shares.

•

Security – Series B are unsecured obligations of the Company ranking subordinate to all liabilities, except liabilities which by their terms rank in right of payment equally with or subordinate to Series B. Series B will rank pari passu with Series A as well as with all of the Company’s other existing and future unsecured subordinated indebtedness to the extent subordinated on the same terms.

•	Offer to repurchase – DIRTT is required to make an offer to repurchase Series B at an offer price (prescribed in the offering prospectus) if certain change of control events occur.

•

Purchase of Series B by the Company – The Company has the right at any time to purchase Series B in the market or by tender or by private contract, at any price; provided that if an Event of Default (as defined in the Supplemental Indenture) has occurred and is continuing, the Company will not have the right to purchase Series B.

The features and terms described above are not exhaustive and the complete terms of Series B can be found in the offering prospectus available on SEDAR+.

VALUATION OF CONVERTIBLE DEBENTURES

Definition of Value

For the purposes of the Formal Valuation, we have applied the definition of fair market value in MI 61-101. Under MI 61-101, fair market value is defined as, “the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act”.

[3]	The conversion price was adjusted from $4.20 per common share to $3.64 per common share after the completion of the Rights Offering.

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Further, as articulated in Section 6.4 (2) (d) of MI 61-101, in determining fair market value we have not included a downward adjustment to reflect the lack of liquidity of either Series A or Series B, the effect of the Offer on Series A or Series B, or the fact that Series A or Series B do not form part of a controlling interest.

Value Consideration

The value of the Debentures is captured by the following two components: (i) a conventional bond, which pays a coupon of 6.00% per annum for Series A and 6.25% per annum for Series B, and (ii) a call on the equity of DIRTT through conversion at the conversion rate of 248 common shares per $1000 principal amount for Series A, and 275 common shares per $1000 principal amount for Series B.

The upside of the latter component of value is currently limited by the fact that after its redemption date (January 31, 2024 for Series A, and December 31, 2024 for Series B), DIRTT can redeem each series of the Debentures for their principal amount plus accrued interest and it would be reasonable to assume that DIRTT would look to redeem the Debentures before the Maturity Date of each series if the price of an underlying common share would exceed its conversion price.

When the price of a common share underlying a convertible debt security is below the conversion price, the embedded call option is said to be “out-of-the-money”. When the common share price is significantly below the conversion price, the convertible debt security prices very much like a conventional debt. As at the Valuation Date, the closing price of DIRTT common shares was $0.534, which is significantly below both the conversion price of Series A and Series B being $4.03 and $3.64 per common share respectively. As such, both the holder’s conversion option and the Company’s option to redeem the Debentures are deeply out-of-the-money and would be expected to contribute little to the overall value of the instrument. In this case, the key driver of value for both Series A and Series B will be the value of the conventional debt portion.

Valuation Methodology

In determining the fair market value of Series A and Series B, we considered three different valuation approaches: the Income Approach, the Market Approach, and the Cost Approach. While each of these approaches were considered, the nature and characteristics of Series A and Series B generally dictated which approach or combination of approaches was most appropriate.

•

The Income Approach is predicated on the present value of the future cash flows that an instrument is expected to generate over its remaining life. This approach begins with a forecast of the future cash flows associated with the instrument, either as stipulated by contract or as expected on a reasonable basis, over the instrument’s tenor. These cash flows are then converted to present value as at the relevant date of valuation using a discount rate, which appropriately accounts for the nature of and the riskiness of realizing the projected cash flows.

•

The Market Approach primarily relies on a comparison of the subject instrument with public and/or private transactions, involving comparable instruments. Specifically, the instrument being valued is compared with the transaction yield or price of similar instruments observed in an open market and generally adjusted for comparability differences.

[4]	As at market close February 9, 2024.

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•

The Cost Approach relies on the concept of historical cost and/or replacement cost as indicators of value. The historical cost of an instrument is determined with reference to the cost incurred to initially acquire it. The replacement cost refers to the costs that would be incurred to replace the instrument with other instruments of similar utility. Depending on the nature of the subject instrument and the ease with which it may be replaced, either the historical cost or the replacement cost may be a more accurate indicator of value.

In performing the valuation of Series A and Series B, we relied on both an income approach and a market approach. An income approach was used given the future cash flows for both Series A and Series B can be reasonably projected, and the risk associated with those expected cash flows can be reasonably captured in a discount rate. A market approach was also used given that comparable instruments were both available and observable as at the Valuation Date.

The cost approach was not utilized as part of the valuation of Series A and Series B. The cost approach was deemed to be inappropriate as the credit risk associated with both Series A and Series B was observed to have significantly deteriorated since its original issuance.

1.	Income Approach

We relied on a variation of the income approach. More specifically, we applied the probability-weighted expected return method. This approach considers future cash flows projected for Series A and Series B under various scenarios. Each scenario is then weighted by its probability, the weighted amounts are summed to determine the expected cash flow, and the expected cash flow is then adjusted to reflect risk.

In applying the probability-weighted expected return method, we have assessed the future cash flows projected for Series A and Series B under a hypothetical default scenario and a non-default scenario. The projected cash flows under a default scenario are based on Management projections that anticipate a failure by DIRTT to repay either the interest or principal portions of the Debentures. The projected cash flows under the non-default scenario are based on Management projections that assume DIRTT will be able to repay all obligations associated with the Debentures. Further, under the default scenario, the recovery value of Series A and Series B was calculated by estimating the expected enterprise value of the company and, accordingly, the realizable value of Series A and Series B at the time of default.

The realizable cash flows for Series A and Series B under both the default and non-default scenarios were then present valued using a discount rate reflecting the risk associated with any residual uncertainty around the projections after consideration of the probability under each scenario.

Valuation assumptions:

1.1.	Cash Flow Forecast

As part of our income approach analysis, we have received and reviewed two sets of cash flow forecasts from Management. The two sets of cash flow forecasts form the basis of the two scenarios we considered in our income approach.

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Scenario 1 (Non-default): Management prepared a cash flow forecast that incorporates the current turnaround and growth plan that the company expects to execute over the coming years. This scenario assumes a successful implementation of said plan and a return of the Company to sustained profitability. Under this scenario, there is sufficient projected cash on hand at every coupon payment date and sufficient cash at maturity, allowing the Company to explore either repayment with cash on hand or through refinancing. A probability of 70% to 75% was ascribed to this scenario5.

Scenario 2 (Default): Management prepared a hypothetical cash flow forecast that assumes adverse pressure on the Company’s operation from competitors, industry uncertainties and other economic factors. Under this scenario, a default on the Company’s obligation is triggered before the Debenture’s maturity. A 25% to 30% probability of occurrence was ascribed to this scenario6.

1.2.	Realizable Value

Under Scenario 2 (Default), we determined the realizable value of the Debentures by first estimating the enterprise value of DIRTT upon default and then by calculating the residual value to Series A and Series B after repayment of all senior obligations before it. The enterprise value upon default was estimated based on a revenue multiple of approximately 0.4x (0.9x multiple7 adjusted for a 50% discount under a default scenario8).

1.3.	Discount Rate

The expected loss due to credit risk for Series A and Series B is already reflected in the loss given default under the probability of default scenario9. As such, the discount rate utilized in our analysis comprises of the risk-free rate plus a spread for specific risk reflecting any uncertainty around the two cash flow forecasts described above.

•	Risk free rate: 4.20%[10] based on the 2-year Government of Canada bond yield; and

•	Specific Risk: 5.0% spread reflecting forecast risk associated with the financial forecasts prepared by Management. In determining the specific risk, we considered the following factors:

•	Historical forecast accuracy – we assessed historical financial forecasts prepared by Management and compared the forecasts to actual performance to gauge the level of forecast variance; and

•

Forecast risk – we understand the financial forecasts have been prepared with a certain degree of embedded execution risk. The default scenario is based purely on a best effort estimate of a hypothetical situation. There is a natural degree of uncertainty around predicting revenues, costs and associated margins in the event of an actual default.

[5]	The probability of non-default was determined to be 1 – the probability of default determined under Scenario 2.
[6]

Based on historical default data published by S&P, a cumulative probability of default rate of 25% to 30% over the remaining term of Series A and Series B is consistent with a security rating of CCC. Based on our review of DIRTT and the Debentures, we are of the view a security credit rating of CCC for Series A and Series B is a reasonable assumption.

[7]	Based on trading multiples observed on a group of comparable public companies as at the Valuation Date.
[8]	We are of the view a company in default would be valued at a discount.
[9]	The expected loss is equal to face value less the realizable value in the event of default.
[10]	As at market close February 9, 2024.

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Based on the income approach, we have determined the fair market value of Series A to be in the range of $672 to $690 per $1,000 of face value and Series B to be in the range of $616 to $631 per $1,000 of face value as at the Valuation Date.

2.	Market Approach

We also determined the fair market value of Series A and Series B using a market approach based on the trading price of comparable securities observed in the open market. The comparable securities we identified were based on similar debentures issued by public companies with a current trading price that was observed to be significantly below its stated face value11 as at the Valuation Date.

For debentures trading well below its stated face value, there is a strong negative correlation between the trading price of a security and its inherent probability of default. In general, we would expect the greater the discount a debenture trades below its face value, the higher its associated probability of default. As part of our market approach, we assessed the market cost of risk for debentures trading at a deep discount as at the Valuation Date by comparing the observed trading prices for each of the comparable securities with its corresponding probability of default.

Based on the market cost of risk calculated from our comparable securities, we determined the average fair market value of Series A and Series B assuming a probability of default in the range of 25% to 30% (consistent with the assumptions used in our income approach).

Based on the market approach, we have determined the fair market value of the Debentures to be in the range of $494 to $514 per $1,000 of face value as at the Valuation Date.

Additionally, we examined the differences in coupon rate and maturity date between Series A and Series B, assessing their impact on fair value. In the previous section, through our income approach analysis, we identified a relative value gap between Series A and Series B of about $58 per $1,000 of face value, primarily due to variations in coupon rate and maturity date.

Therefore, in calculating the specific fair values for Series A and Series B, we adjusted the Debentures’ value derived from the market approach. This adjustment reflects a pricing spread of $58 per $1,000 of face value between the two tranches.

Based on the market approach, we have determined the fair market value of Series A to be in the range of $523 to $543 per $1,000 of face value and Series B to be in the range of $466 to $485 per $1,000 of face value as at the Valuation Date.

CONCLUSION

Based on the scope of our review and subject to the assumptions, restrictions and limitations noted herein, we have used an average of our income approach and market approach to determine the fair market value of Series A to be in the range of $560 to $660 or $610 at the midpoint per $1,000 of face value and the fair market value of

[11]	We identified comparable securities with a trading price less than $750 per $1,000 of face value.

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Series B to be in the range of $500 to $600 or $550 at the midpoint per $1,000 of face value as at the Valuation Date. This amount excludes accrued interest between the last coupon payment date and the Valuation Date.

Sincerely,

(Signed) “KPMG LLP”

KPMG LLP

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CONSENT OF KPMG LLP

TO: The Directors of DIRTT Environmental Solutions Ltd.

We consent to the inclusion of our valuation opinion dated February 14, 2024 as Schedule “A” to the Issuer Bid Circular dated February 15, 2024 which we prepared for the Special Committee of DIRTT Environmental Solutions Ltd. in connection with its offer to the holders of its: (i) 6.00% convertible unsecured subordinated debentures due January 31, 2026 and (ii) 6.25% convertible unsecured subordinated debentures due December 31, 2026, and consent to the inclusion of our name and reference to our valuation opinion in the sections titled “Conditions to Offer”, “Background to the Offer”, “Valuation of the Debentures”, “Prior Valuations” and “Fees and Expenses” and to the use of the statements attributed to us. In providing such consent, we do not intend that any person other than the Special Committee of the Board of Directors of DIRTT Environmental Solutions Ltd. rely upon the valuation opinion of KPMG.

February 15, 2024

(Signed) “KPMG LLP”

KPMG LLP

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CONSENT OF BENNETT JONES LLP

TO: The Directors of DIRTT Environmental Solutions Ltd.

We refer to the issuer bid circular of DIRTT Environmental Solutions Ltd. dated February 15, 2024 in connection with its offer to the holders of its: (i) 6.00% convertible unsecured subordinated debentures due January 31, 2026 and (ii) 6.25% convertible unsecured subordinated debentures due December 31, 2026 (the “Circular”). We consent to being named in the Circular under the heading “Certain Canadian Federal Income Tax Considerations” and to the use of the statements attributed to us.

February 15, 2024

(Signed) “Bennett Jones LLP”

Bennett Jones LLP

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CONSENT OF VINSON & ELKINS LLP

TO: The Directors of DIRTT Environmental Solutions Ltd.

We refer to the issuer bid circular of DIRTT Environmental Solutions Ltd. dated February 15, 2024 in connection with its offer to the holders of its: (i) 6.00% convertible unsecured subordinated debentures due January 31, 2026 and (ii) 6.25% convertible unsecured subordinated debentures due December 31, 2026 (the “Circular”). We consent to being named in the Circular under the heading “United States Federal Income Tax Considerations” and to the use of the statements attributed to us.

February 15, 2024

(Signed) “Vinson & Elkins LLP”

Vinson & Elkins LLP

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CERTIFICATE

February 15, 2024

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) “Benjamin Urban” Benjamin Urban Chief Executive Officer		(Signed) “Fareeha Khan” Fareeha Khan Chief Financial Officer

On behalf of the Directors:

(Signed) “Scott Robinson” Scott Robinson Director		(Signed) “Douglas Edwards” Douglas Edwards Director

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The Letter of Transmittal and any other required documents should be sent or delivered by each depositing Debentureholder or the Debentureholder’s investment dealer, broker, bank, trust company or other nominee to the Depositary at its Toronto, Ontario office address below:

THE DEPOSITARY FOR THE OFFER IS:

By Regular Mail	By Hand, Courier or Registered Mail:

Computershare Investor Services Inc.	Computershare Investor Services Inc.
P.O. Box 7021	100 University Avenue
31 Adelaide Street East	8th Floor
Toronto, Ontario M5C 3H2	Toronto, Ontario M5J 2Y1
Attention: Corporate Actions	Attention: Corporate Actions

North American Toll Free: 1-800-564-6253

Overseas: 1-514-982-7555

E-Mail: corporateactions@computershare.com

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone number set forth above. Additional copies of the Offer and Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery may be obtained from the Depositary. Debentureholders should also contact their investment dealer, broker, bank, lawyer, accountant or other professional advisor for assistance concerning the Offer.

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